UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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THE HAIN CELESTIAL GROUP, INC.

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THE HAIN CELESTIAL GROUP, INC.

58 South Service Road

Melville, NY 11747

631-730-2200

February 18, 2009

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of The Hain Celestial Group, Inc., which will be held at the Company’s New Oxford Foods facility, 4870 York Road, New Oxford, PA 17350-9401 on Wednesday, March 11, 2009, at 12:00 p.m., Eastern Time.

At our Annual Meeting, we will vote on the election of our Directors, the amendment of our 2000 Directors Stock Option Plan, the amendment of our Amended and Restated 2002 Long-Term Incentive and Stock Award Plan, two stockholder proposals, if properly presented at the meeting, and the ratification of the appointment of our registered independent accountants. In addition to these formal items of business, we will review the major developments of the past year and share with you some of our plans for the future. You will have an opportunity to ask questions and express your views to the senior management of The Hain Celestial Group, Inc., and members of the Board of Directors will also be present.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please read the enclosed proxy statement and submit your vote by completing and returning the enclosed proxy card by mail or, if you are a beneficial owner of shares held in “street name,” you may vote by telephone or via the Internet.

I hope to see you on March 11th.

Sincerely,

Irwin D. Simon President, Chief Executive Officer and Chairman of the Board

THE HAIN CELESTIAL GROUP, INC.

58 South Service Road

Melville, NY 11747

631-730-2200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

To the Stockholders of THE HAIN CELESTIAL GROUP, INC.:

The Annual Meeting of Stockholders of The Hain Celestial Group, Inc. will be held on Wednesday, March 11, 2009 at 12:00 p.m., Eastern Time at the Company’s New Oxford Foods facility, 4870 York Road, New Oxford, PA 17350-9401 for the following purposes:

1.	To elect all of the director nominees specified herein to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2.	To approve the amendment of the 2000 Directors Stock Option Plan;

3.	To approve the amendment of the Amended and Restated 2002 Long-Term Incentive and Stock Award Plan;

4.	To act on two stockholder proposals, if properly presented at the meeting;

5.	To ratify the appointment of Ernst & Young LLP as our registered independent accountants for the fiscal year ending June 30, 2009; and

6.	To transact such other business as may properly come before the meeting.

These matters are more fully described in the attached proxy statement, which is made a part of this notice.

Only stockholders of record as of the close of business on January 26, 2009 are entitled to notice of, and to vote at, the Annual Meeting, or any adjournment thereof. A list of these stockholders will be available for inspection by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the Annual Meeting at our principal executive office located at 58 South Service Road, Melville, NY 11747, and will also be available at the Annual Meeting.

It is expected that this Notice of Annual Meeting of Stockholders and Proxy Statement, the enclosed proxy card and our Annual Report to Stockholders for the fiscal year ended June 30, 2008 will be mailed to stockholders of record on or about February 18, 2009.

Your vote is important. Whether or not you expect to attend the Annual Meeting in person, please submit your vote as soon as possible by signing and dating the enclosed proxy card and mailing it promptly in the enclosed reply envelope. As an alternative to using the paper proxy card to vote, beneficial owners of shares held in “street name,” may vote by telephone or via the Internet.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 11, 2009: A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting and Proxy Statement, including Proxy Card and Annual Report to Stockholders for the fiscal year ended June 30, 2008, may be viewed at http://hain-celestial.com/proxy.

Directions to the Annual Meeting of Stockholders

From Points North: Take I-81 S to Exit 70 to merge onto I-83 S/US-322 E toward Harrisburg/York and continue to follow I-83 S. Continue onto PA-581 W and take Exit 5B to merge onto US-15 S toward Gettysburg. Take the US-30/York St exit. Take left onto US-30 (Lincoln Hwy/York Rd).

From Points South: Take I-83 N (York) to Exit 21B (US-30 W, Arsenal Rd). Bear right onto US-30 W (Arsenal Rd). Take US-30 W (Gettysburg) ramp on right and continue onto US-30 W (Lincoln Hwy). Enter roundabout; take the 2nd exit (Left) to US-30 (W King St/Lincoln Hwy/York Rd) and continue onto US-30 (Lincoln Hwy/York Rd). Enter roundabout; take the 2nd exit to US-30 (Lincoln Hwy/York Rd).

Questions and Answers about this Proxy Material and Voting

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of The Hain Celestial Group, Inc. (sometimes referred to as “we”, “us”, “our”, “the Company” or “Hain Celestial”) is soliciting your proxy to vote at the 2008 Annual Meeting of Stockholders and at any adjournment or postponement thereof. The annual meeting will be held on Wednesday, March 11, 2009 at 12:00 p.m. Eastern Time at the Company’s New Oxford Foods facility, 4870 York Road, New Oxford, PA 17350-9401. You are invited to attend the annual meeting and we request that you vote on the proposals described in this proxy statement. However, you do not need to attend the annual meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

The Company intends to mail this proxy statement and accompanying proxy card on or about February 18, 2009 to all stockholders of record entitled to vote at the annual meeting.

What are the items of business for the annual meeting?

There are six matters scheduled for a vote:

•	The election of all the director nominees specified herein to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

•	To approve the amendment of the 2000 Directors Stock Option Plan;

•	To approve the amendment of the Amended and Restated 2002 Long-Term Incentive and Stock Award Plan;

•	To act on one stockholder proposal regarding stockholder ratification of executive compensation, if properly presented at the meeting;

•	To act on one stockholder proposal regarding the reincorporation of the Company in North Dakota, if properly presented at the meeting; and

•	To ratify the appointment of Ernst & Young LLP as our registered independent accountants for the fiscal year ending June 30, 2009.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on January 26, 2009 will be entitled to vote at the annual meeting. On the record date, there were 40,562,136 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on January 26, 2009 your shares were registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on January 26, 2009 your shares were held in an account at a broker, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the annual meeting unless you request and obtain a valid proxy from your broker or other agent.

How do I vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person if you have already voted by proxy. To vote in person, come to the annual meeting and we will give you a ballot during the meeting. To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or via the Internet as instructed by your broker, bank or other agent. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of January 26, 2009.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted as follows:

•	For the election of all director nominees specified herein,

•	For the amendment of the 2000 Directors Stock Option Plan,

•	For the amendment of the Amended and Restated 2002 Long-Term Incentive and Stock Award Plan,

•	Against the two stockholder proposals, and

•	For the ratification of Ernst & Young LLP as our independent accountants for the fiscal year ending June 30, 2009.

The Company does not expect that any matters other than the election of directors and other proposals described herein will be brought before the annual meeting. The persons appointed as proxies will vote in their discretion on any other matters that may properly come before the annual meeting or any postponement or adjournments thereof, including any vote to postpone or adjourn the annual meeting.

Who is paying for this proxy solicitation?

We will bear the cost of soliciting proxies. We expect that the solicitation of proxies will be primarily by mail. Proxies may also be solicited by our officers and employees at no additional cost to us in person, by telephone, or by other means of communication. We may reimburse custodians, nominees and fiduciaries holding our common stock for their reasonable expenses in sending proxy materials to beneficial owners and obtaining their proxy.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

How do I revoke my proxy?

If you are the stockholder of record, you may revoke your proxy at any time before the final vote at the annual meeting. You may revoke your proxy by sending a written notice stating that you are revoking your proxy before it is voted at the meeting to the Corporate Secretary at The Hain Celestial Group, Inc., 58 South Service Road, Melville, New York 11747 or by attending the annual meeting and voting in person.

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, your ability to revoke your proxy depends on the voting procedures of the broker, bank or other agent. Please follow the directions provided to you by your bank or broker.

How are votes counted?

Votes will be counted by the inspector of election appointed for the annual meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Broker non-votes on a proposal are not counted or deemed present or represented and entitled to vote for determining whether stockholders have approved that proposal. Therefore broker non-votes have no effect and will not be counted towards the vote total for any proposal. Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For all other proposals, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote.

Under the rules that govern brokers who are voting with respect to shares held in “street name,” brokers have the discretion to vote those shares on routine matters, but not on non-routine matters. Routine matters include the election of directors and ratification of independent public accountants. Non-routine matters include actions on stock plans and stockholder proposals.

How many votes are needed to approve each proposal?

Each director must be elected by a plurality of the votes cast, meaning a nominee will be elected if the number of votes cast “For” that director exceeds the number of votes cast “Against” that director. Abstentions and broker non-votes will have no effect.

To be approved, all other proposals must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if at least a majority of the outstanding shares are represented by proxy or by stockholders present and entitled to vote at the annual meeting. On the record date, there were 40,562,136 shares outstanding and entitled to vote. Thus, 20,281,069 shares must be represented by proxy or by stockholders present and entitled to vote at the annual meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker or bank) or if you vote in person at the annual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the annual meeting or holders of a majority of the votes present at the annual meeting may adjourn the annual meeting to another time or date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in the Company’s Quarterly Report on Form 10-Q for the third quarter of its 2009 fiscal year.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of 11 members, all of whom have agreed to stand for reelection at the Annual Meeting. It is proposed that the 11 incumbent directors standing for reelection be elected to hold office until the next Annual Meeting and until their successors are elected and qualified.

The Board has nominated, and the proxies will vote to elect, unless otherwise directed, the following individuals as members of the Board of Directors to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified: Irwin D. Simon, Barry J. Alperin, Richard C. Berke, Beth L. Bronner, Jack Futterman, Daniel R. Glickman, Marina Hahn, Andrew R. Heyer, Roger Meltzer, Lewis D. Schiliro and Lawrence S. Zilavy. Each nominee has consented to be nominated and to serve, if elected.

The Board of Directors recommends that you vote “FOR” the election of each of the nominees.

Information About the Nominees

Name	Position with the Company	Age	Director Since
Irwin D. Simon	Chairman of the Board, President and Chief Executive Officer	50	1993
Barry J. Alperin	Director	68	2004
Richard C. Berke	Director	64	2007
Beth L. Bronner	Director	57	1993
Jack Futterman	Director	75	1996
Daniel R. Glickman	Director	64	2002
Marina Hahn	Director	51	2000
Andrew R. Heyer	Director	51	1993
Roger Meltzer	Director	58	2000
Lewis D. Schiliro	Director	59	2004
Lawrence S. Zilavy	Director	57	2002

Irwin D. Simon, President, Chief Executive Officer and Chairman of the Board

Irwin D. Simon has been our President and Chief Executive Officer and a director since our inception and is our founder. Mr. Simon was appointed Chairman of the Board of Directors in April 2000. Previously, Mr. Simon was employed in various marketing capacities at Slim-Fast Foods Company and The Haagen-Dazs Company, a division of Grand Metropolitan, plc. Mr. Simon serves as a lead director of Jarden Corporation, an independent non-executive director of Yeo Hiap Seng Limited and as a director of several privately-held companies. Mr. Simon also participates in several industry and charitable organizations including The New York State Council on Food Policy and Long Island Cares, Inc. Mr. Simon is the past chapter chairman of YPO—Gotham Chapter, New York City.

Barry J. Alperin

Barry J. Alperin has been a director since February 2004 and is the chairperson of our Corporate Governance and Nominating Committee. Mr. Alperin, a consultant, has been a director of Henry Schein, Inc., a provider of healthcare products and services to office-based practitioners in North America and Europe, since May 1996. He served as Vice Chairman of Hasbro, Inc. from 1990 through July 1995 and as Co-Chief Operating Officer of Hasbro, Inc. from 1989 through 1990. He also has served, since 2004, as a director of the general partner of K’Sea Transportation Partners, LP.

Richard C. Berke

Richard C. Berke has been a director since April 2007 and is the chairperson of our Compensation Committee. Mr. Berke is currently Vice President, Human Resources for Broadridge Financial Solutions, Inc. Since January 1989, Mr. Berke served as Corporate Vice President of Human Resources with Automatic Data Processing, Inc. until its spin-off of ADP Brokerage Services Group, which is now known as Broadridge. He held the position of President of ADP’s Benefits Services Division from January 1995 through December 1995.

Beth L. Bronner

Beth L. Bronner has been a director since November 1993. Ms. Bronner is currently a Managing Director of Mistral Equity Partners, a private equity fund. Ms. Bronner served as Senior Vice President and Chief Marketing Officer for Jim Beam Brands Worldwide, Inc., from September 2003 to July 2006. From May 2001 to September 2003, Ms. Bronner served as a private consultant and president of a private realty company. Ms. Bronner also serves as a director of Assurant, Inc. (formerly Fortis, Inc.).

Jack Futterman

Jack Futterman has been a director since December 1996. Mr. Futterman served as Chairman and Chief Executive Officer of Party City Stores, Inc. from June 1999 through December 1999. Mr. Futterman retired as Chairman and Chief Executive Officer of Pathmark Stores, Inc. in March 1996. He joined Pathmark in 1973 as Vice President of its Drugstore and General Merchandise Divisions and occupied a number of positions before becoming Chairman and Chief Executive Officer. Mr. Futterman is a registered pharmacist and former Chairman of the National Association of Chain Drugstores.

Daniel R. Glickman

Daniel R. Glickman, who served as U.S. Secretary of Agriculture from March 1995 until January 2001, has been a director since July 2002. Secretary Glickman is currently Chairman and Chief Executive Officer of the Motion Picture Association of America, Inc. From August 2002 through August 2004, Secretary Glickman served as the Director of the Institute of Politics at the John F. Kennedy School of Government at Harvard University. From January 2001 to August 2002, Secretary Glickman was a partner in the public law and policy practice group of Akin, Gump, Strauss, Hauer & Feld, L.L.P. Prior to his appointment as Secretary of Agriculture, Secretary Glickman served for 18 years in the U.S. House of Representatives, where he served as a member of the House Agriculture Committee. Secretary Glickman also serves as a director of CME Holdings (Chicago Mercantile Exchange).

Marina Hahn

Marina Hahn has been a director since May 2000. Prior to that, she had served as a director of Celestial Seasonings since 1994. Currently, Ms. Hahn serves as Chief Marketing Officer of Spirits Marque One LLC, makers of SVEDKA vodka and a division of Constellation Brands, where she has worked since 2003. From 1998 to 2001, Ms. Hahn served as Executive Vice President of J. Walter Thompson Company, an advertising agency. Previously, Ms. Hahn was employed in various capacities by the William Morris Agency, Inc., Sony Electronics, Inc., Pepsi-Cola Company and DDB Needham Worldwide, Inc.

Andrew R. Heyer

Andrew R. Heyer has been a director since November 1993. Mr. Heyer is the Chief Executive Officer and a Managing Director of Mistral Equity Partners, a private equity fund. Formerly he was a Managing Partner of Trimaran Capital Partners, L.L.C., and a member of the Investment Committee of Trimaran Advisors, L.L.C., the investment advisor to Caravelle Investment Fund, L.L.C. Until February, 2006, Mr. Heyer was also a Vice Chairman of CIBC World Markets Corp. and co-head of CIBC Argosy Merchant Banking Funds (Fund I). Prior to joining CIBC World Market Corp. in 1995, Mr. Heyer was a founder and Managing Director of The Argosy Group L.P. Mr. Heyer serves as a director of El Pollo Loco, Inc. and also serves as a director of several privately-held companies. Mr. Heyer also serves as a member of the Board of Trustees of the University of Pennsylvania and as Chairman of the Board of Overseers of the University of Pennsylvania School of Social Policy and Practice.

Roger Meltzer

Roger Meltzer has been a director since December 2000. In February 2007, Mr. Meltzer joined the law firm of DLA Piper LLP (US) as a partner and Global Chair of the Corporate and Finance practice, where he practices corporate law. Prior to February 2007, he was a partner and a member of the executive committee of the law firm of Cahill Gordon & Reindel LLP. DLA Piper LLP (US) currently represents us in various matters.

Lewis D. Schiliro

Lewis D. Schiliro has been a director since February 2004. In January 2009, he was appointed Delaware’s Secretary for Safety and Homeland Security. From 1975 to 2000 Mr. Schiliro was a Special Agent with the Federal Bureau of Investigation. In April 2000, he retired from the FBI as the Director of the FBI’s New York Field Office. Since his retirement from the FBI, Mr. Schiliro has held positions with MBNA Bank, the Metropolitan Transportation Agency, Freeh Group International and AIG World Investigative Group. In addition, Mr. Schiliro has served as an Adjunct Professor at both Wilmington University and the University of Delaware. He is an attorney admitted to practice in both New York and Washington, D.C. as well as the Federal Courts.

Lawrence S. Zilavy

Lawrence S. Zilavy has been a director since November 2002 and is the chairperson of our Audit Committee. Mr. Zilavy has served as Senior Vice President of Barnes & Noble College Booksellers, Inc. since May 2006. Mr. Zilavy was Executive Vice President, Corporate Finance and Strategic Planning for Barnes & Noble, Inc. from May 2003 to November 2004 and was Chief Financial Officer of Barnes & Noble, Inc. from June 2002 through April 2003. Mr. Zilavy is a director of GameStop Corp., Barnes & Noble, Inc. and the non-profit Community Resource Exchange.

BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE

The Board of Directors

The primary responsibility of the Board of Directors is to foster our long-term success, consistent with its fiduciary duty to our stockholders. In addition, the Board has responsibility for establishing broad corporate policies and overseeing our direction, affairs and management.

Director Independence

A majority of the Board, consisting of Mses. Bronner and Hahn, and Messrs. Alperin, Berke, Futterman, Glickman, Heyer, Schiliro, and Zilavy, are “independent directors” as defined in the listing standards of NASDAQ. Mr. Simon was determined not to be independent because he is our President and Chief Executive Officer. Mr. Meltzer was determined not to be independent because the law firm in which he is a partner acts as our regular outside counsel.

Board Meetings and Attendance

The Board typically holds regular meetings once every quarter and holds special meetings when necessary. During the 2008 fiscal year, the Board held seven meetings. We expect directors to attend Board meetings, the Annual Meeting of Stockholders, and meetings of the Committees on which they serve. All directors standing for re-election attended at least 75% of the meetings of the Board and of the committees on which they served during the fiscal year. All directors standing for re-election attended our 2007 Annual Meeting of Stockholders.

Executive Sessions

Non-management directors meet in executive session at each regularly scheduled meeting of the Board of Directors without any members of management present. In addition, independent directors meet at least once a year. Mr. Alperin, as chairperson of the Corporate Governance and Nominating Committee, presides over meetings of non-management directors and of independent directors.

Director Elections

All directors stand for election annually. Voting is not cumulative.

Committees of the Board

The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. All committee members are independent under the listing standards of the NASDAQ Global Select Market. The Board of Directors has adopted a written charter for each of these committees, a current copy of which is available on our website at www.hain-celestial.com under Investor Relations. The members of the committees are identified in the table below.

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Irwin D. Simon	—	—	—
Barry J. Alperin	✓	—	Chair
Richard C. Berke	—	Chair	—
Beth L. Bronner	—	—	✓
Jack Futterman	✓	✓	—
Daniel R. Glickman	—	—	✓
Marina Hahn	—	—	✓
Andrew R. Heyer	✓	—	—
Roger Meltzer	—	—	—
Lewis D. Schiliro	—	✓	—
Lawrence S. Zilavy	Chair	—	—

The Audit Committee.

The Audit Committee’s principal duties include appointing, retaining and terminating our registered independent accountants, evaluating the independence of the registered independent accountants, including whether they provide any non-audit services to us, reviewing with the registered independent accountants their report as well as making any recommendations with respect to our financial statements, accounting policies, procedures and internal controls. In addition, the Audit Committee is charged with determining whether there are any conflicts of interest in financial or business matters between us and any of our officers or employees. The Audit Committee also functions as the “qualified legal compliance committee,” as defined under applicable Securities and Exchange Commission (“SEC”) rules and regulations.

Our Audit Committee is currently composed of Messrs. Alperin, Futterman, Heyer and Zilavy, with Mr. Zilavy acting as chairperson. The Board has determined that each member of the Audit Committee (1) is “independent” as defined by applicable SEC rules and the listing standards of NASDAQ, (2) has not participated in the preparation of our financial statements or those of any of our current subsidiaries at any time during the past three years, and (3) is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. In addition, the Board has determined that Mr. Zilavy is an “audit committee financial expert” as defined by applicable SEC rules. Audit Committee members are not permitted to serve on the audit committees of more than two other public companies.

During fiscal year 2008, our Audit Committee held four meetings. See “Report of the Audit Committee” on Page 31.

The Compensation Committee.

The Compensation Committee’s duties include reviewing our compensation strategy on an annual basis to ensure that such strategy supports our objectives and stockholder interests and that executive officers are rewarded in a manner consistent with such strategy. The Compensation Committee is also responsible for administering our employee stock option plans, reviewing and approving corporate goals and financial objectives relevant to executive officer compensation, evaluating the performance of the executive officers in light of these goals and objectives and making recommendations to the Board regarding the compensation of our executive officers.

Our Compensation Committee is currently composed of Messrs. Berke, Futterman and Schiliro, with Mr. Berke acting as chairperson. The Board has determined that each member of the Compensation Committee is “independent” as defined by the listing standards of NASDAQ. During fiscal year 2008, the Compensation Committee held two meetings.

The Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee’s purpose is to identify individuals qualified to serve on the Board of Directors, recommend to the Board of Directors persons to be nominated for election as directors at the annual meeting of the stockholders or to be appointed by the Board of Directors to fill an existing or newly created vacancy on the Board of Directors, identify and recommend members of the Board of Directors to serve on each Board committee and to serve as chairman thereof, develop and recommend to the Board of Directors corporate governance guidelines and the review and revision of such guidelines, oversee the evaluation by the Board of Directors of itself and its committees, and identify and recommend to the Board of Directors individuals to serve as officers of the Company.

Our Corporate Governance and Nominating Committee is currently composed of Messrs. Alperin and Glickman and Mses. Bronner and Hahn, with Mr. Alperin acting as chairperson. The Board has determined that each member of the Corporate Governance and Nominating Committee is “independent” as defined in the listing standards of NASDAQ. During fiscal year 2008, the Corporate Governance and Nominating Committee held one meeting.

The Corporate Governance and Nominating Committee’s charter provides that the Committee shall consider written proposals for director nominees from stockholders in accordance with our Corporate Governance Guidelines and our By-Laws. The Corporate Governance and Nominating Committee considers these policies sufficient, since we have never received a recommendation of a director nominee with reasonably adequate qualifications from any of our stockholders. The Committee will consider candidates recommended by stockholders, and a stockholder wishing to submit a recommendation should send a letter to our Corporate Secretary at The Hain Celestial Group, Inc., 58 South Service Road, Melville, NY 11747. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation” and, in order to be considered for the 2009 Annual Meeting of Stockholders, must be received by us no later than July 1, 2009. The letter must identify the author as a stockholder, demonstrate evidence of ownership, provide a complete listing of the candidate’s qualifications to serve on the Board, the candidate’s current principal occupation, most recent five-year employment history, current directorships and a statement that the proposed nominee has consented to the nomination, as well as contact information for both the candidate and the author of the letter. For more information regarding stockholder communications with our Board of Directors, see the “Stockholder Proposals and Other Communications” section of this proxy statement.

When considering potential director nominees, the Corporate Governance and Nominating Committee reviews desired experience, skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board. To be considered by the Corporate Governance and Nominating Committee, a director nominee must have experience as a board member or senior officer of a company in the natural food or other related industries or have a strong financial background and be a leading participant in another field relative to our business or have achieved national prominence in a relevant field as a faculty member, professional or government official. In addition to these minimum requirements, the Corporate Governance and Nominating Committee evaluates director candidates based on a number of qualifications, including displayed ethical standards, integrity, business judgment, independence, knowledge, judgment, leadership skills, education, experience, financial literacy, standing in the community, willingness to devote adequate time to Board duties, ability to foster a diversity of backgrounds and views and ability to complement the Board of Directors’ existing strengths.

The Board of Directors and the Corporate Governance and Nominating Committee begin the process of identifying and evaluating director nominees by seeking recommendations from a wide variety of contacts, including current executive officers and directors, and industry, academic and community leaders. The Board or the Committee may retain a search firm to identify and screen candidates, conduct reference checks, prepare biographies for review by the Committee and the Board and assist in scheduling interviews. The Committee and one or more of our other directors will interview candidates, and the Committee selects nominees that best suit our needs.

Website Access to Corporate Governance Documents

We have adopted a “Code of Ethics” as defined in the regulations of the SEC which applies to all of our employees, including our principal executive officer and principal financial officer. Copies of the charters for the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee, as well as the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, are available free of charge on our website at www.hain-celestial.com or by writing to Investor Relations, The Hain Celestial Group, Inc., 58 South Service Road, Melville, New York 11747. The information on our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any of our other filings made with the SEC.

Compensation of Directors

Each year, our Board of Directors and the Compensation Committee of the Board review and determine compensation for our non-employee directors. The Compensation Committee and our Board believe that compensation should fairly compensate non-employee directors for work required in a company of our size and scope. Mr. Simon did not receive any compensation for his Board service.

2008 Director Compensation

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension on Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Barry J. Alperin	$54,500	$6,323	—	—	—	—	$60,823
Richard C. Berke	$50,750	$6,323	—	—	—	—	$57,073
Beth L. Bronner	$53,250	$6,323	—	—	—	—	$59,573
Jack Futterman	$53,250	$6,323	—	—	—	—	$59,573
Daniel R. Glickman	$49,500	$6,323	—	—	—	—	$55,823
Marina Hahn	$49,500	$6,323	—	—	—	—	$55,823
Andrew R. Heyer	$49,500	$6,323	—	—	—	—	$55,823
Roger Meltzer	$49,500	$6,323	—	—	—	—	$55,823
Lewis D. Schiliro	$49,500	$6,323	—	—	—	—	$55,823
Lawrence Zilavy	$50,750	$6,323	—	—	—	—	$57,073

(1)	On April 1, 2008, the Board of Directors determined that each non-employee director will receive cash compensation of $53,000 per annum, effective as of the quarter beginning April 1, 2008. In addition, committee chairs will receive additional cash compensation of $5,000 per annum for their increased responsibilities.
(2)	On April 1, 2008, the Compensation Committee recommended, and the Board of Directors approved, a grant of 2,500 shares of restricted common stock to each of the Company’s non-employee directors. These shares will vest annually over 3 years. The grant date fair value of these awards computed in accordance with SFAS No. 123(R) is $75,875. Please see Note 14 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 for more information.

PROPOSAL NO. 2

APPROVAL OF OUR AMENDED AND RESTATED

2000 DIRECTORS STOCK PLAN

General

We are asking our stockholders to approve the amendment and restatement of our 2000 Directors Stock Option Plan (the “2000 Plan”) to permit the issuance of restricted shares, restricted share units and dividend equivalents from the 2000 Plan. Currently, the 2000 Plan only permits the issuance of stock options. In addition, the 2000 Plan was amended permanently to delete the automatic stock option grant features from the 2000 Plan. As part of this amendment and restatement, the 2000 Plan will be renamed the “Amended and Restated 2000 Directors Stock Plan.”

The 2000 Plan was approved by our stockholders at our Annual Meeting of Stockholders held on May 30, 2000 and an amended version of the 2000 Plan increasing the share reserve was approved by our stockholders on December 4, 2003. Currently, there are an aggregate of 950,000 shares of common stock authorized for issuance under the existing 2000 Plan, of which 264,500 shares are available for grant.

The 2000 Plan is designed to advance our interests by providing an additional incentive to attract and retain nonemployee directors through the encouragement of stock ownership in the Company by such persons. Our Board of Directors believes that the interests of the Company are better served by providing the Company with more flexibility in determining the form of the equity grants to non-employee directors and allowing the Company to grant equity to non-employee directors which is more similar to that which is granted to the Company’s employees. In furtherance of these objectives, the Board of Directors unanimously adopted the amendment described above on December 14, 2008, subject to approval by stockholders at the annual meeting. As amended and restated, the 2000 Plan provides for the grant to nonemployee directors of stock options, restricted shares, restricted share units, and dividend equivalents (the “Awards”).

The Company has registered with the SEC on a Form S-8 Registration Statement the shares of common stock currently issuable under the 2000 Plan.

Vote Required and Board of Directors’ Recommendation

Approval of the Amended and Restated 2000 Directors Stock Plan to permit the issuance of restricted shares, restricted share units and dividend equivalents from the 2000 Plan and to delete the automatic stock option grant features from the 2000 Plan requires the affirmative vote of the holders of a majority of the shares of our common stock that are voting on this Proposal 2 in person or by proxy and entitled to vote at the stockholder meeting. In the event the stockholders fail to approve the Amended and Restated 2000 Directors Stock Plan, the 2000 Plan will continue in operation pursuant to its terms with no change to the ability to issue stock options.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2000 DIRECTORS STOCK PLAN

Summary of the 2000 Plan

The material terms of the 2000 Plan are summarized below. This summary does not purport to be a complete description of the 2000 Plan and is qualified in its entirety by reference to the full text of the 2000 Plan, a copy of which is attached as Annex A to this proxy statement.

Eligibility and Administration

Eligibility to participate in the 2000 Plan is limited to any person who is a member of the Board of Directors and who is not an employee, full or part time, of us or any subsidiary.

Awards

Prior to its amendment and restatement, the 2000 Plan provided for automatic formula based grants of nonqualified stock options (“NSO”) and discretionary grants of NSOs to nonemployee directors. The amendment and restatement removes the automatic formula based grants. The exercise price of an NSO granted under the 2000 Plan may not be less than 100% of the fair market value on the date of grant. The maximum term of an NSO under the amended and restated 2000 Plan is being reduced from ten (10) to seven (7) years. Other terms, such as vesting, the term of the NSO (subject to the seven (7) year maximum period) and post-termination exercise periods will be set by the Board of Directors at the time the NSO is granted.

Awards of restricted shares are subject to such restrictions on transferability and other restrictions, if any, as the Board of Directors may impose. Such restrictions will lapse under circumstances as the Board of Directors may determine, which may include the achievement of performance criteria. Except as otherwise determined by the Board of Directors, nonemployee directors granted restricted shares will have all of the rights of a stockholder, including the right to vote restricted shares and receive dividends thereon, and unvested restricted shares will be forfeited upon termination of service during the applicable restriction period.

A restricted share unit entitles the holder thereof to receive shares of common stock or cash at the end of a specified deferral period. Restricted share units also are subject to such restrictions as the Board of Directors may impose. Such restrictions will lapse under circumstances as the Board of Directors may determine, which may include the achievement of performance criteria. Except as otherwise determined by the Board of Directors, restricted share units subject to deferral or restriction will be forfeited upon termination of employment during any applicable deferral or restriction period.

Dividend equivalents granted under the 2000 Plan entitle the holder thereof to receive cash, shares of common stock or other property equal in value to dividends paid with respect to a specified number of shares of common stock. Dividend equivalents may be awarded on a freestanding basis or in connection with another Award, and may be paid currently or on a deferred basis.

Nontransferability

Awards (except for vested shares) will generally not be transferable by the nonemployee director other than by will or the laws of descent and distribution and will be exercisable during the lifetime of the nonemployee director only by such nonemployee director or his or her guardian or legal representative.

Capital Structure Changes

If the Board of Directors determines that any dividend, recapitalization, share split, reorganization, merger, consolidation, spin-off, repurchase, or other similar corporate transaction or event affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of eligible nonemployee directors under the 2000 Plan, then the Board of Directors is authorized to make such equitable changes or adjustments as it deems appropriate, including adjustments to (i) the number and kind of shares which may thereafter be issued under the 2000 Plan, (ii) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards and (iii) the exercise price, grant price or purchase price relating to any Award.

Amendment and Termination

The 2000 Plan may be amended, suspended or terminated by our Board of Directors at any time, in whole or in part. The Board of Directors may seek the approval of any amendment or modification by the Company’s stockholders to the extent it deems necessary or advisable in its discretion for purposes of compliance with applicable law, the listing requirements of the applicable exchange or securities market or for any other purpose. Except as may be required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the

“Code”), no amendment or modification of the Plan or any Award shall adversely affect any Award theretofore granted without the consent of the nonemployee director or the permitted transferee of the Award.

Effective Date and Term

The amendment and restatement of the 2000 Plan will be effective upon its approval by the stockholders. Unless earlier terminated, the 2000 Plan will terminate as to future awards when the shares reserved for issuance under the 2000 Plan have expired or been exercised.

Federal Income Tax Consequences

The following is a summary of the federal income tax consequences of the 2000 Plan, based upon current provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, and does not address the consequences under any state, local or foreign tax laws.

Stock Options

In general, the grant of an option will not be a taxable event to the recipient and it will not result in a deduction to us.

Upon the exercise of a nonqualified stock option, the nonemployee director will recognize ordinary taxable income equal to the excess of the fair market value of the shares of common stock received upon exercise over the exercise price. We will generally be entitled to a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the shares of common stock will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of common stock.

If an option is exercised using shares of common stock previously owned by the nonemployee director, such exercise generally will not be considered a taxable disposition of the previously owned shares and, thus, no gain or loss will be recognized with respect to such previously owned shares upon such exercise. The amount of any built-in gain on the previously owned shares generally will not be recognized until the new shares acquired on the option exercise are disposed of in a sale or other taxable transaction.

Restricted Stock

A nonemployee director who receives shares of restricted stock will generally recognize ordinary income at the time that they “vest” (i.e., either when they are not subject to a substantial risk of forfeiture or when they are freely transferable). The amount of ordinary income so recognized will generally be the fair market value of the common stock at the time the shares vest, less the amount, if any, paid for the stock. This amount is generally deductible for federal income tax purposes by us. Dividends paid with respect to common stock that is nonvested will be ordinary compensation income to the nonemployee director (and generally deductible by us). Any gain or loss upon a subsequent sale or exchange of the shares of common stock, measured by the difference between the sale price and the fair market value on the date the shares vest, will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of common stock. The holding period for this purpose will begin on the date following the date the shares vest.

In lieu of the treatment described above, a nonemployee director may elect immediate recognition of income under Section 83(b) of the Code. In such event, the nonemployee director will recognize as income the fair market value of the restricted stock at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and we will generally be entitled to a corresponding deduction. Dividends paid with respect to shares as to which a proper Section 83(b) election has been made will not be deductible to us. If a Section 83(b) election is made and the restricted stock is subsequently forfeited, the nonemployee director will not be entitled to any offsetting tax deduction.

New Plan Benefits

The amount of benefits payable in the future under the 2000 Plan is not currently determinable.

Recommendation of the Board of Directors

The Board of Directors believes that approval of the amendment and restatement of the 2000 Plan is in our best interest, as well as the best interest of our stockholders and employees, because the granting of stock options and other awards promotes the convergence of long-term interests between our directors and our stockholders, as the value of options and other awards granted will increase or decrease with the value of our common stock. In addition, the ability to grant stock options and other awards will assist us in continuing to attract and retain the services of outstanding directors and will enable us to use this type of long-term incentive compensation at levels commensurate with our peers while conserving our cash resources. The Board of Directors unanimously approved the amendment and restatement of the 2000 Plan and recommends a vote FOR approval of the amendment of our Amended and Restated 2000 Directors Stock Plan.

PROPOSAL NO. 3

APPROVAL OF THE AMENDMENT OF OUR AMENDED AND RESTATED

2002 LONG TERM INCENTIVE AND STOCK AWARD PLAN

General

We are asking our stockholders to approve the amendment of our Amended and Restated 2002 Long Term Incentive and Stock Award Plan (the “2002 Plan”) to increase the maximum number of shares authorized for issuance under the 2002 Plan by 800,000 shares, to a total of 6,650,000 shares, and to limit the term of a SAR to seven years and to modify the definition of Fair Market Value, with respect to the Company’s shares, to mean the closing price on the date of grant. As of February 10, 2009 there were 1,226,651 shares remaining available for issuance under the 2002 Plan.

The 2002 Plan, as amended, was approved by our stockholders at our Annual Meeting of Stockholders held on November 30, 2006. Currently, there are an aggregate of 5,850,000 shares of common stock authorized for issuance under the existing 2002 Plan, of which only 1,226,651 shares remain available for grant. Under the 2002 Plan, the number of shares authorized for grant would be increased by 800,000 to 6,650,000, thereby increasing the 1,226,651 shares currently available for grant to 2,026,651. As of February 10, 2009, options to purchase an aggregate of 1,900,439 shares and 409,604 restricted shares and restricted stock units were outstanding under the existing 2002 Plan.

The 2002 Plan is designed to attract, retain and motivate qualified employees in order to achieve our long-term growth and profitability objectives, provide competitive levels of remuneration, recognize individual initiatives and achievements, link compensation to corporate performance and align the interests of our employees with the interests of our stockholders. The grants under the 2002 Plan would be the principal method for long-term incentive compensation and are designed to promote the convergence of long-term interests between our key employees and our stockholders.

Our Board of Directors believes that increasing the number of shares issuable under the 2002 Plan is necessary to allow us to continue to utilize equity-based compensation awards to retain and attract the services of key individuals essential to our growth and success. Our employees are our most valuable asset and such awards are crucial to our ability to motivate individuals in our service to achieve our goals. Our Board of Directors believes that such equity incentives are necessary for us to remain competitive with regard to retaining and attracting qualified individuals. Additionally, the 2002 Plan enables participants to share in our future success. In furtherance of these objectives, the Board of Directors unanimously adopted the amendment described above on December 18, 2008, subject to approval by the stockholders at the annual meeting.

The Company has registered with the SEC on a Form S-8 Registration Statement the shares of common stock currently issuable under the 2002 Plan.

If this proposal is approved by our stockholders, the Board of Directors intends to cause the additional shares of common stock that will become available for issuance under the 2002 Plan to be registered on a Form S-8 Registration Statement to be filed with the SEC at the Company’s expense prior to the issuance of any such additional shares.

Vote Required and Board of Directors’ Recommendation

Approval of the amendment to the 2002 Plan to increase the number of shares authorized for issuance under the 2002 Plan requires the affirmative vote of the holders of a majority of the shares of our common stock that are voting on this Proposal 3 in person or by proxy and entitled to vote at the stockholder meeting. In the event the stockholders fail to approve the amendment to the 2002 Plan, the 2002 Plan will continue in operation pursuant to its terms with no change to the number of shares authorized for issuance under the plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

APPROVAL OF THE AMENDMENT OF THE AMENDED AND RESTATED 2002 LONG

TERM INCENTIVE AND STOCK AWARD PLAN

Overview

The 2002 Plan provides for the grant to eligible employees, consultants and directors of stock options, SARs, restricted shares, restricted share units, performance shares, performance units, dividend equivalents and other share-based awards (the “Awards”). Each share subject to an Award (other than a stock option or SAR) granted is deemed to equal 2.4 shares. Awards may be granted alone or in tandem with any other Award.

Summary of the 2002 Plan

The following is a summary of the material terms of the 2002 Plan. This summary does not purport to be a complete description of the 2002 Plan and is qualified in its entirety by reference to the full text of the 2002 Plan, a copy of which is attached as Annex B to this proxy statement.

Purpose

The 2002 Plan is intended to advance the interests of the Company and our stockholders by providing a means to attract, retain, and motivate employees, consultants and directors, upon whose judgment, initiative and efforts the continued success, growth and development of the Company is dependent.

Eligibility and Administration

The 2002 Plan is administered by the Compensation Committee or such other committee (or the entire Board of Directors) as may be designated by the Board of Directors (the “Committee”). Unless otherwise determined by the Board of Directors, the Committee will consist of two or more non-employee directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”), each of whom is an outside director within the meaning of Section 162(m) of the Code. The Committee determines which eligible employees, consultants and directors receive Awards, the types of Awards to be received and the terms and conditions thereof. The Committee has the authority to waive conditions relating to an Award or accelerate vesting of Awards.

The Committee is permitted to delegate to officers or other directors of The Hain Celestial Group, Inc. the authority to perform administrative functions for the 2002 Plan and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine to the extent permitted under Rule 16b-3 of the Exchange Act and applicable law.

If an Award is intended to be qualified as performance-based compensation under Section 162(m) of the Code, the Committee may not increase the amount of compensation payable if it would disqualify the Award under Section 162(m) of the Code.

Shares Subject to the 2002 Plan.

The aggregate number of shares of our common stock that are reserved for issuance in connection with Awards under the 2002 Plan is 5,850,000. Each Share subject to an Award (other than an Option or SAR) counts as 2.4 Shares for the purposes of the limit set forth in the preceding sentence. As of February 10, 2009, 2,310,043 shares of common stock had been issued and were outstanding under the 2002 Plan, of which 409,604 were issued pursuant to restricted stock awards that remain subject to forfeiture if the holder were to terminate his or her service with the Company prior to the vesting of the Award. Options to purchase an additional 1,900,439 shares were granted under the 2002 Plan and remain outstanding. A total of 1,226,651 shares of common stock (or RSUs or shares of restricted common stock) remain available for future grant under the 2002 Plan. As of

February 10, 2009, options outstanding under the 2002 Plan have per share exercise prices ranging from $11.84 to $30.35, or a weighted average per share of $20.46. Please see Note 11 to the Condensed Consolidated Financial Statements (Unaudited) contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2008 for more information regarding all equity awards outstanding under our 2000 and 2002 Plans.

If an Award is forfeited, canceled, terminated, exchanged or surrendered or such Award is settled in cash or otherwise terminates without a distribution of Shares to the participant, the shares subject to the Award will be returned to the available pool of shares reserved for issuance under the 2002 Plan.

Stock Options

A stock option is the right to acquire shares of our common stock at a fixed exercise price for a fixed period of time. Under the 2002 Plan, the Committee may grant incentive stock options (“ISOs”) (which entitle employees to more favorable tax treatment) and/or nonqualified stock options.

The Committee is authorized to set the terms relating to a stock option, including exercise price, which shall not be less than 100% of the fair market value on the date of grant, and the time and method of exercise. The term of an Option shall not exceed seven years from the date of grant. ISOs may only be granted to employees of The Hain Celestial Group, Inc. or its subsidiaries. Once granted, the exercise price of a stock option may not be repriced without stockholder approval. Further, once granted, a stock option may not be exchanged (except in the case of a corporate transaction or event that is subject to the anti-dilution provisions of the 2002 Plan), as such an exchange would be considered to be a repricing and would therefore require stockholder approval.

Stock Appreciation Rights

A Stock Appreciation Right (a “SAR”) generally entitles the participant, upon exercise, to receive from the Company an amount equal to the excess of the fair market value of the shares over the exercise price of the SAR set by the Committee as of the date of grant, which shall not be less than fair market value. Payment with respect to SARs may be made in cash or shares of common stock as determined by the Committee.

Restricted Stock and Restricted Stock Units

Awards of restricted shares are subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose. Such restrictions will lapse under circumstances as the Committee may determine, including upon the achievement of performance criteria referred to below. Except as otherwise determined by the Committee, eligible employees granted restricted shares will have all of the rights of a stockholder, including the right to vote restricted shares and receive dividends thereon, and unvested restricted shares will be forfeited upon termination of service during the applicable restriction period.

A restricted share unit entitles the holder thereof to receive shares of common stock or cash at the end of a specified deferral period. Restricted share units also are subject to such restrictions as the Committee may impose. Such restrictions will lapse under circumstances as the Committee may determine, including upon the achievement of performance criteria referred to below. Except as otherwise determined by the Committee, restricted share units subject to deferral or restriction will be forfeited upon termination of employment during any applicable deferral or restriction period.

Performance Shares and Performance Units

Performance shares and performance units provide for future issuance of shares or payment of cash, respectively, to the recipient upon the attainment of corporate performance goals established by the Committee over specified performance periods. Except as otherwise determined by the Committee, performance shares and performance units will be forfeited upon termination of service during any applicable performance period. Prior to payment of performance shares or performance units, the Committee will certify that the performance objectives were satisfied. Performance objectives may vary from person to person and will be based upon one or more of the following performance criteria as the Committee may deem appropriate: appreciation in value of the shares; total stockholder return; earnings per share; operating income; net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pro forma net income; return on equity; return on designated assets; return on capital; economic value added; earnings; revenues; expenses; operating profit margin; operating cash flow; free cash flow; cash flow return on investment; operating margin; net profit margin. The Committee may revise performance objectives if significant events occur during the performance period which the Committee expects to have a substantial effect on such objectives.

Dividend Equivalents

Dividend equivalents granted under the 2002 Plan entitle the holder thereof to receive cash, shares of common stock or other property equal in value to dividends paid with respect to a specified number of shares of common stock. Dividend equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis. The Committee is also authorized, subject to limitations under applicable law, to grant such other Awards that may be denominated in, valued in, or otherwise based on, shares of common stock, as deemed by the Committee to be consistent with the purposes of the 2002 Plan.

Nontransferability

Awards (except for vested shares) will generally not be transferable by the participant other than by will or the laws of descent and distribution and will be exercisable during the lifetime of the participant only by such participant or his or her guardian or legal representative.

Capital Structure Changes

If the Committee determines that any dividend, recapitalization, share split, reorganization, merger, consolidation, spin-off, repurchase, or other similar corporate transaction or event affects the common stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of eligible participants under the 2002 Plan, then the Committee is authorized to make such equitable changes or adjustments as it deems appropriate, including adjustments to (i) the number and kind of shares which may thereafter be issued under the 2002 Plan, (ii) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards and (iii) the exercise price, grant price or purchase price relating to any Award.

Amendment and Termination

The 2002 Plan may be amended, suspended or terminated by our Board of Directors at any time, in whole or in part. The Board may seek the approval of any amendment or modification by the Company’s stockholders to the extent it deems necessary or advisable in its discretion for purposes of compliance with Section 162(m) or Section 422 of the Code, the listing requirements of the applicable exchange or securities market or for any other purpose. Except as may be required to comply with Section 409A of the Code, no amendment or modification of the Plan or any Award shall adversely affect any Award theretofore granted without the consent of the participant or the permitted transferee of the Award.

Effective Date and Term

The 2002 Plan is effective as of December 1, 2005. Unless earlier terminated, the 2002 Plan will terminate as to future awards on December 1, 2015.

Federal Income Tax Consequences

The following is a brief summary of the general federal income tax consequences to U.S. taxpayers and the Company with respect to the grant, vesting and exercise of Awards granted under the 2002 Plan. This summary does not purport to be complete and does not discuss the tax consequences of a participant’s death, the tax consequences of an award that is subject to but does not satisfy the deferred compensation rules of Section 409A of the Code, or the tax laws of any locality, state or foreign country in which the participant may reside. Tax consequences for any particular individual may be different.

Stock Options

In general, the grant of a stock option will not be a taxable event to the recipient and it will not result in a deduction to us. The tax consequences associated with the exercise of a stock option and the subsequent disposition of shares of common stock acquired on the exercise of such option depend on whether the stock option is a nonqualified stock option or an ISO.

Upon the exercise of a nonqualified stock option, the participant will recognize ordinary taxable income equal to the excess of the fair market value of the shares of common stock received upon exercise over the exercise price. We will generally be entitled to a deduction in an equivalent amount. Any gain or loss upon a subsequent sale or exchange of the shares of common stock will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of common stock.

Generally, a participant will not recognize ordinary taxable income at the time of exercise of an ISO and no deduction will be available to us, provided the option is exercised while the participant is an employee or within three months following termination of employment (longer, in the case of disability or death). If an ISO granted under the 2002 Plan is exercised after these periods, the exercise will be treated for federal income tax purposes as the exercise of a nonqualified stock option. Also, an ISO granted under the 2002 Plan will be treated as a nonqualified stock option to the extent it (together with other ISOs granted to the participant by us) first becomes exercisable in any calendar year for shares of common stock having a fair market value, determined as of the date of grant, in excess of $100,000.

If shares of common stock acquired upon exercise of an ISO are sold or exchanged more than one year after the date of exercise and more than two years after the date of grant of the option, any gain or loss will be long-term capital gain or loss. If shares of common stock acquired upon exercise of an ISO are disposed of prior to the expiration of these one-year or two-year holding periods (a “Disqualifying Disposition”), the participant will recognize ordinary income at the time of disposition, and we will generally be able to claim a deduction, in an amount equal to the excess of the fair market value of the shares of common stock at the date of exercise over the exercise price. Any additional gain to the participant will be treated as capital gain, long-term or short-term, depending on how long the shares of common stock have been held. Where shares of common stock are sold or exchanged in a Disqualifying Disposition (other than certain related party transactions) for an amount less than their fair market value at the date of exercise, any ordinary income recognized in connection with the Disqualifying Disposition will be limited to the amount of gain, if any, recognized in the sale or exchange, and any loss will be a long-term or short-term capital loss, depending on how long the shares of common stock have been held.

If an option is exercised through the use of shares of common stock previously owned by the participant, such exercise generally will not be considered a taxable disposition of the previously owned shares and, thus, no gain or loss will be recognized with respect to such previously owned shares upon such exercise. The amount of any built-in gain on the previously owned shares generally will not be recognized until the new shares acquired on the option exercise are disposed of in a sale or other taxable transaction.

Although the exercise of an ISO as described above would not produce ordinary taxable income to the participant, it would result in an increase in the participant’s alternative minimum taxable income and may result in an alternative minimum tax liability.

Restricted Stock

A participant who receives shares of restricted stock will generally recognize ordinary income at the time that they “vest” (i.e., either when they are not subject to a substantial risk of forfeiture or when they are freely transferable). The amount of ordinary income so recognized will generally be the fair market value of the common stock at the time the shares vest, less the amount, if any, paid for the stock. This amount is generally deductible for federal income tax purposes by us. Dividends paid with respect to common stock that is nonvested will be ordinary compensation income to the participant (and generally deductible by us). Any gain or loss upon a subsequent sale or exchange of the shares of common stock, measured by the difference between the sale price and the fair market value on the date the shares vest, will be capital gain or loss, long-term or short-term, depending on the holding period for the shares of common stock. The holding period for this purpose will begin on the date following the date the shares vest.

In lieu of the treatment described above, a participant may elect immediate recognition of income under Section 83(b) of the Code. In such event, the participant will recognize as income the fair market value of the restricted stock at the time of grant (determined without regard to any restrictions other than restrictions which by their terms will never lapse), and we will generally be entitled to a corresponding deduction. Dividends paid with respect to shares as to which a proper Section 83(b) election has been made will not be deductible to us. If a Section 83(b) election is made and the restricted stock is subsequently forfeited, the participant will not be entitled to any offsetting tax deduction.

SARs and Other Awards

With respect to SARs, restricted share units, performance shares, performance units dividend equivalents and other Awards under the 2002 Plan not described above, generally, when a participant receives payment with respect to any such Award granted to him or her under the 2002 Plan, the amount of cash and the fair market value of any other property received will be ordinary income to such participant and will be allowed as a deduction for federal income tax purposes to us.

Payment of Withholding Taxes

We may withhold, or require a participant to remit to us, an amount sufficient to satisfy any federal, state or local withholding tax requirements associated with Awards under the 2002 Plan.

Deductibility Limit on Compensation in Excess of $1 Million

Section 162(m) of the Code generally limits the deductible amount of annual compensation paid (including, unless an exception applies, compensation otherwise deductible in connection with Awards granted under the 2002 Plan) by a public company to a “covered employee” (i.e., the chief executive officer and our four other most highly compensated executive officers) to no more than $1 million. See “Report of the Compensation Committee on Executive Compensation.”

New Plan Benefits

The amount of benefits payable in the future under the 2002 Plan is not currently determinable.

Recommendation of the Board of Directors

The Board of Directors believes that approval of the amendment of the 2002 Plan is in our best interest, as well as the best interest of our stockholders and employees, because the granting of stock options and other Awards promotes the convergence of long-term interests between our key employees and our stockholders, as the value of options and other Awards granted will increase or decrease with the value of our common stock. In addition, the ability to grant stock options and other Awards will assist us in continuing to attract and retain the services of outstanding management and will enable us to use this type of long-term incentive compensation at levels commensurate with our peers while conserving our cash resources. The Board of Directors unanimously approved the amendment of our Amended and Restated 2002 Long Term Incentive and Stock Award Plan and recommends a vote FOR approval of the amendment of our Amended and Restated 2002 Long Term Incentive and Stock Award Plan.

PROPOSAL NO. 4

STOCKHOLDER PROPOSAL

The following proposal was submitted by two of our stockholders and will be voted on at the Annual Meeting, if it is properly presented. Such stockholders’ names, addresses and number of shares of Common Stock held may be obtained upon oral or written request to our Corporate Secretary. The proposal has been included verbatim as we received it, except to omit the name of the stockholders as permitted by SEC rules.

RESOLVED, that shareholders of Hain Celestial Group request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

Investors are increasingly concerned about mushrooming executive compensation. In 2008, shareholders filed close to 100 “Say on Pay” resolutions. Votes on these resolutions have averaged 43% in favor, including 46% at Hain, demonstrating strong shareholder support for this reform.

The resolution allows shareholders to express their opinion about senior executive compensation by establishing an annual referendum process. We believe that the results of such a vote would provide the board and management with useful information about whether shareholders view the company’s senior executive compensation to be in shareholders’ best interest.

Influential proxy voting service RiskMetrics Group, recommends votes in favor, noting: “RiskMetrics encourages companies to allow shareholders to express their opinions of executive compensation practices by establishing an annual referendum process. An advisory vote on executive compensation is another step forward in enhancing board accountability.”

We encourage the board to allow shareholders to express their opinion about our senior executive compensation.

In 2007, CEO Irwin Simon received a bonus equal to his $1.25 million yearly salary. And our company has been involved in the backdating of options which stimulated an investigation by independent Directors resulting in a number of governance practice changes and required repricing of options for officers and directors with incorrectly dated options.

Aflac presented the resolution to investors in 2008 with 93% in favor, indicating investor support for a reasonable compensation package. Eight other companies have also agreed to an Advisory Vote, including Verizon, Blockbuster, Tech Data and TIAA-CREF, the world’s largest pension fund.

The Council of Institutional Investors has endorsed advisory votes and a bill to allow annual advisory votes passed the House of Representatives by a 2-to-l margin. All three Presidential candidates support the Advisory Vote.

We believe that existing U.S. Securities and Exchange Commission rules and stock exchange listing standards do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast, in the United Kingdom, public companies allow shareholders to cast a vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

We believe that a company that has a clearly explained compensation philosophy and metrics, a reasonable link of pay for performance, and communicates effectively to investors will find a management sponsored Advisory Vote a helpful tool.

Vote Required and Board of Directors’ Recommendation

Approval of this Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock that are voting on this Proposal 4 in person or by proxy and entitled to vote at the stockholder meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL

Opposition Statement

We recognize that executive compensation is an issue that continues to be of significant importance to our stockholders and we appreciate the underlying goal of the proposal. Accordingly, we have carefully re-considered the proposal and the issues associated with an advisory vote on executive compensation. We will continue to monitor developments in this area and engage our stockholders about their thoughts on these matters. Based upon the information available to us at this time, we do not believe it is in the best interest of our stockholders to adopt the proposal for the following reasons:

An advisory vote is not necessary because stockholders already have efficient mechanisms of communicating with the members of management and the Board of Directors. These mechanisms include direct discussions with and written communications to management and the Board of Directors or individual directors (see “Stockholder Proposals and Other Communications” on page 52 of this proxy statement). In addition, we actively engage our stockholders on a full range of governance issues, including executive compensation. We also provide our stockholders the opportunity to ask questions of management at each Annual Meeting of Stockholders. In all of these forums, stockholders can express any specific concerns they have regarding the management of the company, including concerns regarding executive compensation. We believe that direct communication allows stockholders to voice specific observations or concerns and to communicate clearly and effectively with members of management and the Board of Directors and, as a result, is much more effective for conveying stockholder opinions on our executive compensation than the advisory vote put forth in the proposal.

Adoption of the proposal could put our Company at a competitive disadvantage and negatively impact stockholder value by impeding our ability to recruit and retain critical personnel. We operate in an extremely competitive business environment and our success depends upon the recruitment and retention of talented employees and a strong management team. A competitive compensation program is therefore essential to our long-term performance. Unlike in the United Kingdom (cited by the proponent), where advisory votes are mandated by law and therefore apply equally to all public companies, we believe that the adoption of the proposal could put us at a competitive disadvantage since our competitors would not be following the same practice. Our adoption of an advisory vote could lead to a perception among our senior executives, and the critical personnel for which we may compete, that compensation opportunities at the Company may be limited or negatively affected, especially as compared with opportunities at companies that have not adopted a similar practice. As a result, our ability to recruit and retain critical personnel may be impeded. We currently are not aware of any of our industry peers that have adopted this practice.

Our Compensation Committee is best suited to design a compensation program that serves the interests of our stockholders while remaining competitive. We continue to believe that executive compensation decisions are best made with a full contextual understanding of our strategy, goals and business environment, as well as in-depth knowledge of our executives’ leadership capabilities and performance. Given the broad range of issues surrounding executive compensation, we believe that the Compensation Committee, comprised solely of independent directors with a broad range of experience in our and other industries and significant executive management experience, is in the best position to make judgments about the amount and form of executive compensation. The Compensation Committee meets regularly to review and set executive compensation and has retained a highly knowledgeable and qualified independent compensation consultant to provide advice on appropriate compensation variables and levels. The criteria used by most stockholders in an advisory vote would not reflect the full range of information available to our directors. For these reasons, we believe the current governance model is effective, whereby stockholders elect directors who dedicate the necessary attention to ensure that executive compensation programs meet the philosophy and objectives of our compensation program (see “Compensation Discussion and Analysis” on page 34 of this proxy statement).

The proposed advisory vote is not an effective or meaningful mechanism for conveying stockholder opinions on our executive compensation practices because it would not provide the Board of Directors or management with a clear indication of the meaning of the vote. An advisory vote would not communicate specific stockholder views about the merits or shortcomings of our executive compensation practices, and therefore it would not provide our Compensation Committee with useful feedback on potential ways to improve these practices. If a disapproving advisory vote should occur, the Compensation Committee could not tell whether such vote reflected concerns about the compensation of one or several executive officers, or all of them. In addition, the Compensation Committee would not be able to discern from this vote whether stockholders had concerns about salary, annual cash incentive or equity compensation, or concerns about the Company’s overall compensation philosophy. Instead, an advisory vote would require our Compensation Committee to speculate about the meaning of stockholder approval or disapproval, which most likely would be given for many different reasons and reflect many different concerns, none of which would be communicated by the vote itself.

Accordingly, the Board recommends that you vote AGAINST this proposal.

PROPOSAL NO. 5

STOCKHOLDER PROPOSAL

The following proposal was submitted by one of our stockholders and will be voted on at the Annual Meeting, if it is properly presented. Such stockholder’s name, address and number of shares of Common Stock held may be obtained upon oral or written request to our Corporate Secretary. The proposal has been included in verbatim as we received it, except to omit the name of the stockholder as permitted by SEC rules.

RESOLVED, that the stockholders of The Hain Celestial Group, Inc. (“Company”) hereby request that the board of directors initiate the appropriate process to change the Company’s jurisdiction of incorporation from Delaware to North Dakota and to elect that the Company be subject to the North Dakota Publicly Traded Corporations Act.

Supporting Statement

Our Company prides itself on promoting healthy lifestyles and being environmentally friendly. This proposal asks our board of directors to become equally stockholder friendly by reincorporating our Company under the new North Dakota Publicly Traded Corporations Act.

The North Dakota law is far ahead of any other state corporation law in providing rights for stockholders. It addresses each of the major issues in corporate governance. If our Company were subject to the North Dakota law:

•	There would be a right of proxy access for stockholders who have owned 5% or more of our Company’s shares for at least two years.

•	The board of directors could not be classified.

•	There would be true majority voting for directors.

•	Stockholders would be reimbursed for their expenses in proxy contests to the extent they are successful.

•	Stockholders would vote each year on the executive compensation practices of our Company.

•	The positions of CEO and Chair of the board of directors would have to be held by different individuals.

•	Holders of 5% of the outstanding shares could propose an amendment to the articles of incorporation.

•	The ability of the board of directors to adopt a poison pill would be limited in several respects.

The North Dakota law would give us as stockholders more rights than are available under any other state corporation law. If our Company were to reincorporate in North Dakota, it would instantly have the most stockholder friendly corporate governance in the United States. Our Company’s commitment to its stockholders would finally match its commitment to healthy living and protecting the environment.

The SEC recently refused to change its rules to give shareholders a right of access to management’s proxy statement. But such a right is part of the North Dakota law. As a result, reincorporation in North Dakota is now the best alternative for achieving a right of proxy access. And at the same time that proxy access would become available for our Company by reincorporating in North Dakota, our Company would also become subject to the other corporate governance rules listed above.

Although the Delaware General Corporation Law is acknowledged to be management friendly, stockholders are sometimes told that incorporation there is justified because of the Delaware courts. But a study by the American Justice Partnership, reported in June/July 2007 edition of Directorship magazine, of the most favorable legal environments for business ranked North Dakota 3rd and Delaware 13th.

Our board of directors should treat us, as stockholders, with as much concern as it shows for our Company’s customers and the environment. Please support this important improvement in our Company’s corporate governance practices.

Vote Required and Board of Directors’ Recommendation

Approval of this Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock that are voting on this Proposal 5 in person or by proxy and entitled to vote at the stockholder meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL

Opposition Statement

For the reasons described below, the Board of Directors believes that the stockholder proposal is not in the best interests of the Company and our stockholders and recommends a vote “AGAINST” the proposal.

In reviewing the issue of whether the Company should change its jurisdiction of incorporation from Delaware to North Dakota and to elect to be subject to the North Dakota Publicly Traded Corporations Act (the “North Dakota Law”), the Board was guided by two primary principles: first, whether the Delaware General Corporation Law (the “Delaware Law”) denies our stockholders any substantive rights that they would otherwise have if the Company were a North Dakota corporation; and, second, the financial impact of undertaking the reincorporation. The proponent has not provided any other reason for reincorporation, and explicitly avoids any discussion of the disadvantages, costs and consequences of reincorporating. The Board believes that the Company would be the first public company to elect to be governed by the North Dakota Law. As explained in greater detail below, the Board believes that the detriments are certain and real; while the benefits, if any, are uncertain and disputable.

The Board is committed to sound and effective corporate governance and is confident that the Company’s incorporation in Delaware is compatible in every respect with this vital commitment. It is widely acknowledged that Delaware is the most favored corporate domicile for corporations in the United States. The Delaware Law is a set of well-developed, comprehensive, flexible corporate statutes which are updated to meet changing business needs and are responsive to the needs of stockholders. Delaware has an established legal infrastructure, including a separate court system devoted solely to corporate and business matters. That court system, and the large body of corporate law it has developed, provides companies and stockholders alike with a high degree of predictability in the myriad legal issues facing business today. The Board believes that the capital markets are familiar with the requirements and interpretations of the Delaware Law and that the Company and our stockholders benefit from this familiarity. The North Dakota Law was passed in April 2007. The Board notes that, as of the date of this Proxy Statement, there appear to be only five public companies incorporated in North Dakota, while there are over fifteen thousand public companies incorporated in Delaware and subject to the

Delaware Law. In addition, it also appears that none of the five public companies incorporated in North Dakota have elected to be governed by the North Dakota Law and that there are no reported cases interpreting the North Dakota Law. The Board notes that, except for the stockholder proposal, the Company does not have any other external reason to reincorporate in North Dakota and that the Company does not have any experience with the application of the North Dakota Law, other North Dakota state laws that might be applicable to the Company or North Dakota state officials, all of which might adversely impact the Company and its future business prospects.

The Board believes that the one-size-fits-all assumption of the North Dakota Law is erroneous and is not in the best interests of the Company and our stockholders. Specifically, the law includes provisions: (a) limiting the term for directors and eliminating staggered board of directors; (b) requiring a company to include nominees for its board of directors proposed by stockholders who own at least five percent of the company’s outstanding shares; (c) establishing majority voting for directors (d) enabling the stockholders to vote on an “advisory” basis on whether they accept the compensation committee’s report on executive compensation, (e) compelling reimbursement of proxy expenses to stockholders to the extent they are successful in getting nominees elected; (f) prohibiting the appointment of a Chairman of the Board who is also an executive officer of the company; (g) requiring a company to hold a “special meeting” if demanded by stockholders owning 10% or more of voting power, and (h) limiting the use of “poison pills” and other takeover devices. The Board appreciates the proponent’s belief that the provisions of the North Dakota Law could be deemed to further the Company’s corporate governance practices. However, the North Dakota Law does not provide the Board with any flexibility in choosing which of the numerous measures the Company should adopt. In fact, if the Board were to act according to the proponent’s request, the Company would be forced to adopt all of the provisions of the North Dakota Law as a package. The Board believes that some of the elements of the North Dakota Law are redundant of each other and that the merits of some of the other provisions are uncertain. For example, it is possible that adopting a majority voting standard as required by the North Dakota Law could potentially lead to a “failed election” where one or more of the directors do not obtain the requisite number of votes. Such a circumstance could, among other matters, adversely impact the Company’s ability to comply with the listing standards of the NASDAQ. In contrast, pursuant to the Delaware Law, the Board has the ability to adopt appropriate corporate governance measures in a reasoned and deliberate manner based upon our changing business needs.

Reincorporating from Delaware to North Dakota could necessitate extensive efforts and expenses that the Board believes could be better spent on the Company’s business affairs. Among other things, reincorporation of the Company would require stockholder approval at a stockholder’s meeting, reissuance of all outstanding shares of the Company, preparation of various documents and filings with governmental bodies and similar tasks incidental to such reincorporation, resulting in increased legal and administrative costs to the Company. This process would divert the time and attention of our management from our business without any apparent commensurate benefit. The Board believes that our management should not be distracted by these concerns, instead, they should focus on the fundamentals of our business.

Having considered these issues carefully, the Board believes that it cannot, consistent with its fiduciary duties to our stockholders and the Company, recommend reincorporating the Company from Delaware to North Dakota. Such a move could have substantial adverse financial consequences for the Company and our stockholders. Moreover, the Board strongly believes that these adverse consequences are not outweighed by any perceived enhancement of stockholder rights that would become available to our stockholders by incorporating in North Dakota.

Accordingly, the Board recommends that you vote AGAINST this proposal.

PROPOSAL NO. 6

RATIFICATION OF APPOINTMENT OF REGISTERED

INDEPENDENT ACCOUNTANTS

It is the practice of the Board of Directors to designate an accounting firm to serve as our registered independent accountants. The Audit Committee has recommended that Ernst & Young LLP be selected to audit our financial statements for the fiscal year ending June 30, 2009 and the Board of Directors has approved the selection of Ernst & Young LLP. Ernst & Young LLP has audited our financial statements since 1994.

The Audit Committee reviews and approves the audit and non-audit services to be provided by our registered independent accountants during the year, considers the effect that performing those services might have on audit independence and approves management’s engagement of our registered independent accountants to perform those services.

If the stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different registered independent accountant at any time during the year if it is determined that such a change would be in the best interest of the Company and its stockholders.

Ernst & Young LLP expects to have a representative at our Annual Meeting who will have the opportunity to make a statement and will be available to respond to questions, as appropriate.

Vote Required and Board of Directors’ Recommendation

Approval of this Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock that are voting on this Proposal 6 in person or by proxy and entitled to vote at the stockholder meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR REGISTERED INDEPENDENT ACCOUNTANTS FOR OUR FISCAL YEAR ENDING JUNE 30, 2009.

Fees Billed to the Company by Ernst & Young LLP

The following table sets forth the fees accrued or paid to the Company’s independent registered public accounting firm, Ernst & Young LLP, during the fiscal years ended June 30, 2007 and June 30, 2008.

Audit and Non-Audit Fees

	2008	2007
Audit Fees (1)	$3,092,388	$2,211,944
Audit Related Fees (2)	$530,994	$324,825
Tax Fees (3)	$58,669	$184,475
All Other Fees (4)	—	—

(1)	Reflects the aggregate fees billed for each of the 2008 and 2007 fiscal years for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements and review of our quarterly financial statements, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. The aggregate fees reflected in the 2008 fiscal year includes fees incurred in connection with our restatement.
(2)	Reflects the aggregate fees billed by Ernst & Young LLP in each of the 2008 and 2007 fiscal years for assurance and related services by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported in the immediately preceding paragraph. The services comprising the fees disclosed under this category were related to due diligence in connection with acquisitions and accounting consultations.
(3)	Reflects the aggregate fees billed in each of the 2008 and 2007 fiscal years for professional services rendered by Ernst & Young LLP for tax advice and tax planning.
(4)	For each of fiscal year 2008 and fiscal year 2007, there were no fees billed by Ernst & Young LLP for services except as already described above.

The Audit Committee has considered whether the provision of the services described above in this section is compatible with maintaining Ernst & Young’s independence and has determined that it is.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our registered independent accountants. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the registered independent accountants, the Audit Committee considers whether such services are consistent with the registered independent accountants’ independence, whether the registered independent accountants are likely to provide the most effective and efficient service based on their familiarity with us, and whether the service could enhance our ability to manage or control risk or improve audit quality. The Audit Committee has delegated pre-approval authority to its chairman, who must report any decisions to the Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

The primary purpose of the Audit Committee is to oversee, on behalf of the Board of Directors, the integrity of the Company’s financial statements, the qualifications, independence and performance of the Company’s registered independent accountants, the performance of the Company’s internal controls and procedures, and the Company’s compliance with legal and regulatory requirements. In addition, the Audit Committee reviews all material related party transactions, if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee. The Audit Committee also functions as the Company’s “Qualified Legal Compliance Committee,” as defined under applicable SEC rules and regulations.

The Audit Committee is composed of four directors, each of whom has been determined by the Board of Directors to (1) be “independent” as defined by applicable SEC rules and the listing standards of NASDAQ, (2) have not participated in the preparation of the Company’s financial statements or those of any of its current subsidiaries at any time during the past three years, and (3) be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. In addition, the Board has determined that Mr. Zilavy is an “audit committee financial expert” as defined by applicable SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors, which is reviewed and reassessed by the Audit Committee on an annual basis. Audit Committee members are not permitted to serve on the audit committees of more than two other public companies.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s disclosure controls and procedures as well as its system of internal control over financial reporting. The Company is responsible for evaluating the effectiveness of its disclosure controls and procedures on a quarterly basis and for performing an annual assessment of its internal control over financial reporting, the results of which are reported in the Company’s Annual Report on Form 10-K filed with the SEC.

The Audit Committee pre-approves audit, audit related and permissible non-audit related services provided by the Company’s registered independent accountants. During fiscal year 2008, audit and audit related fees consisted of annual financial statement and quarterly financial statement review, services reasonably related to the performance of the Company’s audit or review of financial statements and due diligence in connection with acquisitions. Non-audit related services approved by the Audit Committee consisted of tax advice and tax planning services.

In its oversight role, the Audit Committee meets with management regularly to discuss the Company’s financial accounting and reporting process, its system of internal controls and the external audit process. The Audit Committee also meets privately with the Company’s registered independent accountants, who have unrestricted access to the Audit Committee.

The Audit Committee has reviewed the Company’s audited financial statements for fiscal year 2008. Discussions about the Company’s audited financial statements included its registered independent accountants’ judgments about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates used in its financial statements, as well as other matters, as required by the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T (“SAS 61, as amended”) and by our Audit Committee Charter. In conjunction with the specific activities performed by the Audit Committee in its oversight role, it issued the following report:

1.	The Audit Committee has reviewed and discussed the audited financial statements as of and for the year ended June 30, 2008 with the Company’s management.

2.	The Audit Committee has discussed with the registered independent accountants the matters required to be discussed by SAS 61, as amended.

3.	The Audit Committee has received from the registered independent accountants, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, (i) a written disclosure, indicating all relationships, if any, between the registered independent accountant and its related entities and the Company and its related entities which, in the registered independent accountants’ professional judgment, reasonably may be thought to bear on the registered independent accountants’ independence, and (ii) a letter from the registered independent accountants confirming that, in its professional judgment, it is independent of the Company; and the Audit Committee has discussed with the registered independent accountants their independence from the Company.

Based on the review and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 for filing with the Securities and Exchange Commission.

Lawrence S. Zilavy, Chairperson

Barry J. Alperin

Jack Futterman

Andrew R. Heyer

MANAGEMENT

Executive Officers

The following information describes the background and business experience of our executive officers other than Mr. Simon.

Ira J. Lamel, Executive Vice President, Chief Financial Officer, Treasurer and Corporate Secretary, Age 61

Mr. Lamel was appointed Executive Vice President, Chief Financial Officer and Treasurer on October 1, 2001, and has served as Corporate Secretary since January 2003. Prior to his appointment, Mr. Lamel, a certified public accountant, was a partner at Ernst & Young LLP where he served in various capacities from June 1973 to September 2001. Ernst & Young LLP serves as our registered independent accountants, and Mr. Lamel was responsible for all services provided to us, including the audits of our financial statements, from fiscal 1994 through fiscal 2000.

John Carroll, Executive Vice President and Chief Executive Officer – Hain Celestial United States, Age 49

Mr. Carroll was appointed Chief Executive Officer – Hain Celestial United States in May, 2008. He assumed the positions of Executive Vice President – Melville Business on February 10, 2004, President of Grocery and Frozen on July 1, 2004, President of Grocery and Snacks on September 12, 2005 and President of Personal Care on August 22, 2006. Prior to his employment with the Company, from April 2003 through July 2003, Mr. Carroll served as a consultant to the Company, providing due diligence services with respect to potential acquisitions. Prior to his consulting, Mr. Carroll was Managing Director, Heinz Frozen Foods at the H. J. Heinz Company, where he served in positions of increasing responsibility from 1995 until 2003.

Michael J. Speiller, Vice President and Chief Accounting Officer, Age 55

Mr. Speiller was appointed Vice President and Chief Accounting Officer on April 1, 2008. He commenced his employment with the Company in October 2006 as Vice President – Finance. Prior to his employment with the Company, Mr. Speiller served as Vice President and Controller of Systemax Inc. since 1998. Mr. Speiller is a Certified Public Accountant in New York.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section is intended to provide in-depth descriptions of the principal features of our executive compensation programs. Please refer to the tables and text that immediately follow this section for more specific details.

Overview

Our Compensation Committee is responsible for establishing and administering policies governing the compensation of our named executive officers, who we refer to as our “NEOs”:

•	Irwin D. Simon, our Chairman, President and Chief Executive Officer

•	Ira J. Lamel, our Executive Vice President and Chief Financial Officer

•	John Carroll, our Executive Vice President and Chief Executive Officer – Hain Celestial United States

•	Michael J. Speiller, our Vice President and Chief Accounting Officer

Compensation Committee Initiatives

During fiscal year 2008, the Compensation Committee addressed the following initiatives:

•	Satisfying our contractual obligation to our CEO with respect to the grant of 300,000 options which he was entitled to receive on each July 1 of 2005, 2006 and 2007 but were never granted;

•	Provide equity grants to the other NEOs and other key employees; and

•	Commence work on developing a performance-based equity plan that would align performance and rewards to NEOs and other key employees with long-term stockholder interest.

Our compensation program is comprised of the following elements:

•	base salary;

•	annual cash incentives;

•	long-term, equity-based incentives;

•	other compensation (including perquisites) and employee benefits generally available to all of our employees; and

•	severance and change in control agreements.

The current compensation program for our NEOs does not contemplate cash bonuses other than the annual cash incentives described below, nor does it include any deferred compensation plans. Although in prior years discretionary cash bonuses were awarded to NEOs, the Compensation Committee has adopted a more structured approach to determining the annual cash incentives for our NEOs. The Compensation Committee maintains authority to issue discretionary bonus awards where circumstances indicate that such awards are warranted.

We believe that a significant portion of our NEO compensation should be dependent on the continued growth and success of our Company so that our NEOs have even stronger motivation to work towards the long-term interests of our stockholders. As a result, we continuously work to focus our NEO compensation on equity and cash compensation that is not awarded until and unless various performance goals are met.

Objectives of Our Compensation Program

The primary objectives of our executive compensation program are to:

•	Attract and retain qualified executives who will provide strong, competitive leadership in the natural and organic food and personal care products industry;

•	Structure executive compensation in a manner that promotes our strategic, financial and operating performance objectives; and

•	Align the interests of our executives with the interests of our stockholders.

Our compensation elements are designed to achieve the objectives set forth above as follows:

•	Base salary and benefits are designed to attract and retain executives by providing regular and continued payments that are appropriate to their position, experience and responsibilities.

•

Annual performance-based cash awards are designed to focus our executives on pre-set objectives each year and drive specific performance needed to foster short-term and long-term growth and profitability.

•	Long-term equity-based incentives are designed to align our executives’ interest with those of our stockholders.

•

Severance and change-in-control plans are designed to neutralize the potential conflict of our key executives when faced with a potential change in control or other possible termination situation and to facilitate our ability to attract and retain executives as we compete for talented individuals in a marketplace where such protections are commonly offered.

For each NEO, the Compensation Committee members determine each component of compensation based on their collective assessment of the officer’s performance. At the Compensation Committee’s request, our CEO discusses the performance of the other NEOs, but the other NEOs do not have any input into executive compensation decisions. The Compensation Committee gives considerable weight to the CEO’s evaluation of the other NEOs because of his direct knowledge of each officer’s performance and contributions. Mr. Speiller was not appointed an executive officer until the last quarter of fiscal year 2008 and, therefore, the Compensation Committee did not review his compensation for fiscal year 2008.

Compensation Consultant and Benchmarking

During fiscal year 2008, our Compensation Committee engaged Towers Perrin to be its external advisor, reporting only to the Compensation Committee. The Compensation Committee asked Towers Perrin to review the competitiveness of our overall compensation program and to provide guidance with respect to any modifications to our compensation programs. In order to examine the competitiveness of our overall compensation program, Towers Perrin compared the total direct compensation, which consists of base salary, incentive cash compensation and equity compensation, but does not include benefits and perquisites, of our NEOs during fiscal year 2007 to published survey data of comparable companies in the food and beverage industry and general industry taken from the Towers Perrin CDB Executive Compensation Survey (2007). The process for choosing the companies used in the Towers Perrin analysis report was based on the following screening criteria: revenues, total assets, market capitalization, comparability to our business and whether they are in the branded food and beverage business. The resulting companies were as follows:

• B&G Foods, Inc.	• McCormick & Co. Inc.
• Corn Products International Inc.	• Ralcorp Holdings Inc.
• Flowers Foods Inc.	• Reddy Ice Holdings Inc.
• Green Mountain Coffee Roasters, Inc.	• Seneca Foods Corp.
• Hansen Natural Corp.	• Smucker JM Co.
• Imperial Sugar Co.	• Tootsie Roll Industries Inc.
• J&J Snack Foods Corp.	• Treehouse Foods, Inc.
• Lance Inc.	• United Natural Foods Inc.

Although the Compensation Committee reviewed the Towers Perrin report for the purpose of confirming that our compensation practices are generally in line with companies who compete with us for executive talent, the Committee did not set our executive compensation with reference to any particular percentile of our peer group compensation, or with an eye towards “matching” any particular element or mix of elements. Our Compensation Committee is evaluating ways to improve our compensation programs and is developing a plan for multi-year performance-based equity awards.

Base Salary

The base salary component of our compensation program is intended to attract and retain top executive talent by fairly compensating our NEOs according to their job responsibilities and professional experience. The salary ranges for each of our executive positions are based on appropriate external comparisons and internal responsibilities.

Our CEO, who founded our Company in 1993 as an early leader in our industry, continues to be a prominent leader in the natural and organic products industry. He brings a creative vision to his position, as well as relationships with customers and suppliers, not easily found elsewhere in the natural and organic products industry. We believe that our CEO’s salary is appropriate given his leadership position and in view of his years of dedication to the Company during which he has made significant contributions to the Company’s growth and success. In addition, his salary is subject to an existing employment agreement.

Base salaries for our NEOs are generally reviewed annually and are subject to annual increase at the discretion of the Compensation Committee. In reviewing base salaries, the Compensation Committee considers each NEO’s:

•	past performance,

•	scope and nature of responsibilities,

•	experience,

•	expected future contributions,

•	base salary in comparison to our other employees (including the other NEO’s base salary as a percentage of the CEO’s base salary), and

•	achievement of corporate and individual performance goals.

For fiscal year 2008, the Compensation Committee recommended, and the Board of Directors approved, that Mr. Simon should receive a 6.0% increase in base salary from his fiscal year 2007 base salary and that Mr. Lamel should receive a 5.0% increase in his base salary due to performance in the prior year; these increases were in the range of all percentage increases awarded to all other employees. Mr. Carroll received an increase in base salary of 14.6%, which was established by the Compensation Committee, based upon the recommendation of the CEO, in light of exceptional performance in the prior year and increased responsibilities assigned to Mr. Carroll, including his leadership role with respect to the personal care reporting unit.

Annual Cash Incentives

Annual cash incentive compensation is designed to motivate our executive officers to achieve annual financial and other goals based on our strategic, financial and operating performance objectives, consistent with our emphasis on maintaining a performance-based compensation program. In prior periods, consistent with our CEO’s employment agreement, the Compensation Committee established performance objectives based on a set of performance criteria, which were determined annually by the Compensation Committee in consultation with our CEO. In general, such criteria consisted of performance targets such as sales volume; profit; earnings before interest, taxes, depreciation and amortization (EBITDA); acquisitions and their integration. In addition, the Compensation Committee was authorized to grant discretionary bonuses to our CEO. In considering bonus compensation for Messrs. Lamel and Carroll, many of the same performance criteria used to determine the annual cash incentive compensation for our CEO were used to determine such bonuses.

For fiscal year 2008, the Compensation Committee adopted a more structured approach for determining the annual cash incentives for all of our NEOs. To this end, the Compensation Committee adopted annual performance measures for each of the NEOs, other than Mr. Speiller, in accordance with their responsibilities for our overall corporate performance and, with respect to Mr. Carroll, the performance of the reporting units he manages. There are multiple performance measures and each measure is assigned a weight expressed in points and each point is assigned a dollar value. For each performance measure, the Compensation Committee has approved a threshold, target and maximum goal. The “threshold” goal is generally the lowest performance rating that would result in the NEO receiving any incentive compensation for that element for that year, and generally results in a commensurately lower payment. However, the Compensation Committee, in its discretion, may award some points for performance criteria below the threshold goal. Each performance measure is assigned a percentage of the total maximum bonus as a cap for that performance measure; the maximum aggregate incentive payment our CEO may receive is capped at 200% of his annual base salary, as provided in his employment agreement, Messrs. Lamel and Carroll are each capped at 100% of his annual base salary. Mr. Speiller was not eligible to participate in this program during the 2008 fiscal year because he had not yet been appointed an executive officer.

The performance measures adopted by the Compensation Committee included targeted financial measures, including targets for the achievement of levels of revenue, earnings per share, gross margins, EBITDA, and the development of a financial plan for fiscal year 2009 with targeted levels of improvement over fiscal year 2008. Additional performance measures were adopted for acquisition activity and the development of strategic initiatives, including continued strengthening of the management team and succession planning.

The performance objectives together with the number of points assigned for each objective established for Messrs. Simon and Lamel for fiscal year 2008 were:

	Stated Goal	Points	Threshold	Target	Maximum
FINANCIAL MEASURES
	Revenue	100	+2.5%	+ 10% -15%	+25%
	Diluted Earnings Per Share - adjusted	100	+7.5%	+ 17.5% - 22.5%	+25%
	Gross Margin - adjusted	100	Maintain Gross Margin flat	+25 basis points	+50 basis points
	EBITDA - adjusted	100	+5%	+ 10%	+15%
	FY09 Plan: Deliver a Plan for the next fiscal year with improvements as indicated.	100	Revenue: +5.0% EPS: +5.0%	Revenue: +7.5% EPS: +7.5%	Revenue: +10.0% EPS: +10.0%
	POINT TOTAL	500

STRATEGIC DIRECTION
	Expansion of the Company’s participation in strategic new categories	50
	Expansion of the geographies in which the Company operates	100
	Acquisitions	50
	Business Rationalization	50
	Consolidation	50
	POINT TOTAL	300

LEADERSHIP
	Hire and develop senior management	100
	Succession Planning	100
	POINT TOTAL	200
	TOTAL OF ALL POINTS	1000

Mr. Carroll has an annual cash incentive plan that is similarly structured. His performance measures were written and approved by Mr. Simon using his own financial, strategic direction and leadership goals serving as a guideline on both target performance and relative weighting of such performance measures. The performance measures and their weights are as follows:

•	Financial Measures (50% of points) – revenue, operating income and gross margin with respect to the reporting units Mr. Carroll manages, earnings per share and FY09 plan.

•	Strategic Direction Measures (30% of points) – development and execution of strategic direction measures designed to improve productivity initiatives and the Company’s long-term financial strength.

•	Leadership Measures (20% of points) – hire and develop management team.

Generally, during the first quarter following the completion of each fiscal year, the Compensation Committee evaluates each participating NEO’s performance against the pre-set performance measures to determine the amount of the NEO’s annual cash incentive for the prior fiscal year. Although the arrangements described above form a framework for incentive payments, the Compensation Committee retains complete discretion over the final payment, including authority to award no payments even if all targets are met; however, the Committee does not have authority to grant awards under this annual incentive plan in excess of the applicable cap.

The determination of incentive compensation for Messrs. Simon, Lamel and Carroll for fiscal 2008 was delayed due to concerns regarding current economic conditions. However, in February 2009, the Compensation Committee approved the annual cash incentive payments to Messrs. Simon, Lamel and Carroll for fiscal 2008. Based upon the evaluation by the Compensation Committee of each participating NEO’s performance against the pre-set performance measures, utilizing adjusted operating results to determine the points awarded for goals based on financial measures, each of the participating NEO’s received the following annual cash incentive payment:

Name	Overall Annual Incentive Plan Score	Target Award as a Percentage of Base Salary	Award under Annual Incentive Plan	Actual Award

Irwin D. Simon	1,306	100%	$1,730,000	$1,400,000

Ira J. Lamel	829	100%	$435,000	$390,000

John Carroll	1,000	100%	$470,000	$450,000

As a result of recent economic conditions, the above participating NEO’s voluntarily have taken reductions in their annual cash incentive payments from the award they would otherwise have been entitled to under the incentive plan.

As previously mentioned, Mr. Speiller was not eligible to participate in this program during the 2008 fiscal year because he had not yet been appointed an executive officer. Mr. Speiller’s bonus for fiscal year 2008 has not yet been determined.

Long-Term Incentive Program

Historically, our principal method for long-term incentive compensation was stock option grants under our Amended and Restated 2002 Long Term Incentive and Stock Award Plan (the “2002 Plan”). We believe that equity grants serve our compensation objectives by linking the compensation of our key employees to our long-term growth and prosperity, since the value of equity awards will increase or decrease with the value of our common stock.

We did not grant equity compensation in fiscal years 2006 and 2007 in part due to insufficient shares available for grant under the 2002 Plan. In addition, during that time we conducted a comprehensive review of our compensation policies, including a review of long-term non-cash incentives to ensure that they are competitive and appropriately linked to our long-term success and the creation of stockholder value. The implementation of any equity compensation plan was further delayed due to the review by a group of independent directors of our stock option practices. As previously mentioned, the Compensation Committee is currently working with Towers Perrin to develop a long-term incentive plan that is attractive to key employees while serving the interests of our stockholders.

On September 21, 2006, our Board of Directors approved revised approval procedures for equity grants. Pursuant to those procedures:

•	The Compensation Committee had to recommend all equity grants to the full Board for approval.

•	All option grants were required to have an exercise price equal to the closing price of our stock on the date of the Board’s approval of the grant.

Following completion of the stock option review, on January 29, 2008, our Board further refined our equity compensation procedures as follows:

•	All equity awards other than new hire grants will generally be considered by the Compensation Committee and the Board of Directors annually following each fiscal year end.

•

The Board of Directors has delegated to the Compensation Committee the authority to grant new-hire grants during Committee meetings on a quarterly basis; such options must have an exercise price equal to the closing price of our common stock on the last day of the quarter in which they were granted.

•	Details of recommended grants will be circulated to the Compensation Committee in advance of meeting.

On April 1, 2008, the Compensation Committee recommended, and the Board of Directors approved, at a regularly scheduled meeting, equity grants to our NEOs and other key employees for the first time since August 5, 2004. Mr. Simon presented the Compensation Committee with his recommendations regarding all grants other than his own, but was not present when the Committee considered the grant recommendations and subsequently voted to approve the grants. Although our 2002 Plan permits the grant of options, restricted stock, stock appreciation rights, restricted share units, performance units, dividend equivalents and other share-based awards, our 2008 grants consisted only of stock options and restricted stock because we believe that those instruments most closely link our performance with executive compensation.

Grant to Mr. Simon

•

Pursuant to his employment agreement, Mr. Simon was entitled to receive 300,000 options on each July 1 of 2005, 2006 and 2007, but these options were never granted because of a lack of available shares under the 2002 Plan and due to the pending study on the appropriate manner of settling these awards. On April 1, 2008, the Board, based upon the recommendation of the Compensation Committee and consultation with Towers Perrin, determined that Mr. Simon should receive $12 million total value in a mix of equity grants and cash. This amount represented the Black-Scholes value of the options Mr. Simon would have held on April 1, 2008, had he been granted options on the schedule contemplated in his employment agreement. Such amount was split equally such that (a) 472,671 stock options were granted at an exercise price of $30.35 per share (equal to the closing market price on April 1, 2008) with a 7-year term that will vest annually over four years, (b) 131,796 shares of restricted stock were granted that will vest annually over three years and (c) a cash payment of $4 million was made. We split the awards this way because the objectives in providing the April 1st grant were to:

•	Maintain as close a connection as possible to the intent of our CEO’s employment agreement;

•	Minimize the impact of the grant on the number of shares available for grant under the 2002 Plan;

•	Allow for some liquidity due to the passage of time; and

•	Provide for some of the value which would have been earned had the grants been provided at the time stated in the CEO’s employment agreement.

In connection with this determination by the Board, reference was made to the terms of the October 30, 2006 extension to the employment agreement with Mr. Simon under which Mr. Simon agreed that the equity components of future awards would vest under the same terms as awards to other executives and employees, including potential forfeiture should Mr. Simon decide to leave his position with us by virtue of his own decision, despite the provision in Mr. Simon’s employment agreement effective prior to the extension that called for immediate vesting upon grant. The ungranted options to Mr. Simon have been previously disclosed in filings since 2006.

Grants to Messrs. Lamel and Carroll

The Board also determined that Messrs. Lamel and Carroll should each receive an equity grant with a value of $1 million on the April 1, 2008 date of grant. In making this determination, the Compensation Committee asked Towers Perrin to provide guidance on how this long-term incentive value should be delivered and what vehicles should be used. The Committee, in order to maintain as much alignment as possible with the current year component of the equity grant to our CEO, in light of the lapse in time since our last grant to these individuals, determined that the grant should be split equally between two long-term incentive vehicles and consist of:

•	59,084 stock options, vesting in equal annual amounts over four years, with an exercise price set at $30.35 per share (equal to the closing price on the date of grant); and

•	16,474 shares of restricted stock that will vest in equal annual amounts over three years.

The split between the two long-term incentive vehicles served to align the long-term incentives with stockholder interest and provide incentive for the retention of our NEOs.

Grant to Mr. Speiller

In connection with Mr. Speiller’s appointment as Chief Accounting Officer, he was granted 7,000 shares of restricted stock that will vest in equal amounts over three years. Mr. Speiller received restricted stock with a three-year vesting period to be consistent with the grants made to other key employees.

Other Compensation

Our NEOs are eligible for the same level and offering of benefits that we make available to other employees, including our 401(k) plan, health care, dental and vision plans, life insurance plans, and other employee benefit programs. In addition to the standard benefits offered to other employees, we provide Mr. Simon with a Medical Reimbursement Plan, which reimburses any expenses for health, prescription, dental and vision not covered by our insurance plan that are incurred by him and his dependents. In addition, we reimburse Mr. Simon for a portion of the premium associated with his life insurance policy in accordance with his employment agreement. For additional information regarding other compensation, see the Summary Compensation Table, page 44.

We do not have any defined benefit pension or retirement plans.

Perquisites and Other Benefits

We provide NEOs with perquisites and other benefits that we believe are reasonable and consistent with our overall executive compensation program. The costs of these benefits constitute only a small portion of each NEO’s total compensation. We offer perquisites and other benefits that we believe to be competitive with benefits offered by companies with whom we compete for talent for purposes of recruitment and retention. For additional information regarding perquisites and other benefits, see the Summary Compensation Table, page 44.

Employment Agreement – Irwin D. Simon

We entered into an employment agreement with Mr. Simon, our President and CEO, which was effective from July 1, 2003 through June 30, 2007. The agreement provided for a minimum annual base salary of $875,000 for the fiscal year ended June 30, 2005, $950,000 for the fiscal year ended June 30, 2006 and $1,050,000 for the fiscal year ended June 30, 2007. The Compensation Committee increased Mr. Simon’s base salary for the fiscal year ended June 30, 2005 to $980,000, and to $1,100,000 for the fiscal year ended June 30, 2006, in each case, based on Mr. Simon’s prior year’s performance. Mr. Simon’s employment agreement also provided for an annual bonus ranging from 0% to 150% of his annual base salary upon the achievement of sales and profitability objectives to be determined by the Compensation Committee. During the term of the agreement, Mr. Simon was entitled to receive an annual grant of options under our 2002 Plan exercisable for 300,000 shares of our common stock at an exercise price equal to the market price on the date of the grant. Pursuant to this employment agreement, during the 2004 fiscal year, Mr. Simon also received an award of 150,000 shares of restricted stock under the 1994 Plan, which vested as of June 30, 2007. After a portion of these shares was withheld for the payment of taxes, Mr. Simon received the remaining 102,417 shares.

On October 30, 2006, the Compensation Committee recommended, and the Board of Directors approved, an extension of Mr. Simon’s employment agreement through June 30, 2009, two years beyond its previously-scheduled expiration. Pursuant to the extension, Mr. Simon receives an annual base salary of $1.25 million per year during the extension period. The Compensation Committee recommended, and the Board of Directors approved, an increase in Mr. Simon’s base salary for the fiscal year ended June 30, 2008 to $1,325,000 based upon Mr. Simon’s performance. In addition, he will have the opportunity to earn an annual bonus of up to 200% of his base salary (based on his and our performance during each fiscal year, as determined by the Board of Directors and/or the Compensation Committee). The extension also provides for Mr. Simon to receive the equity equivalent (based on the then-current long-term incentive plan applicable to other executives, including similar vesting provisions) of 300,000 options to purchase our common stock on July 1, 2007 and 2008, and a bonus of $300,000 upon execution of definitive documentation of the extension. Pursuant to Mr. Simon’s employment agreement and the extension of such agreement, Mr. Simon was entitled to receive 300,000 options on each of July 1, 2005, 2006, 2007, and 2008, but these options were not granted. On April 1, 2008, the Board determined that Mr. Simon should receive the equivalent of the Black-Scholes value of the 900,000 options as of April 1, 2008, had they been granted on July 1, 2005, 2006 and 2007 pursuant to Mr. Simon’s employment agreement. Please refer to “Long-Term Incentive Program” above for more information. We did not grant the 300,000 options owed to Mr. Simon on July 1, 2008 pursuant to his extension, due to continuing discussions between the Compensation Committee and Mr. Simon as to the form of the grant.

On December 31, 2008, the Company and Mr. Simon entered into an amendment to Mr. Simon’s existing employment agreement in order to bring such agreement into compliance with Section 409A of the Code. The employment agreement was principally amended to specify the timing of certain payments under the employment agreement, revised the definition of “Change of Control of the Company” as a result of Section 409A of the Code, and add a section which provides for compliance with certain requirements under Section 409A of the Code including, if applicable, providing for a six-month delay of certain payments, with interest.

Severance Agreements

In the event that Mr. Simon is terminated without cause or he resigns for good reason, which will include resignation upon a change of control, he will be entitled to, among other things, three years’ annual salary and three years’ average annual bonus, all options and other stock awards previously granted, but unvested, shall become fully vested and he will be entitled to the Black-Scholes value of all options contemplated but not yet granted pursuant to the employment agreement. In addition, if his contract is not renewed at the end of its term, Mr. Simon will be entitled to three years’ annual salary and three years’ average annual bonus. Mr. Simon has also agreed not to compete with us for a period of three years after his termination and has agreed to customary provisions regarding confidentiality and proprietary rights. For additional information, see Potential Payments Upon Termination or Change-in-Control, page 47.

We have entered into change of control agreements with Messrs. Lamel and Carroll that provide that in the event that, following a change of control of the Company, the surviving corporation takes certain actions, including a termination without cause, diminution in duties or forced relocation, such employee will be entitled to terminate his employment and receive up to three times his annual base salary and annual bonus, up to three years’ benefits continuation, immediate vesting of all outstanding options and reimbursement of certain tax obligations. We have also entered into a change of control agreement with Mr. Speiller, which is substantially the same as the change of control agreements with Messrs. Lamel and Carroll, except that the change of control agreement with Mr. Speiller provides for a payment of one times his annual base salary and annual bonus and up to one year of benefits continuation, rather than three. In addition, our restricted stock agreements (including those with Messrs. Lamel, Carroll and Speiller) provide for immediate vesting of such stock grants upon a change in control. We will no longer extend tax gross-ups in future compensation arrangements. A copy of the form of the change in control agreements with Messrs. Lamel, Carroll and Speiller was filed with the SEC on January 7, 2009 as Exhibit 10.2 to our Current Report on Form 8-K. Pursuant to their offer letters, Messrs. Lamel and Carroll each have the right to receive one year of severance in the event of a termination without cause. For additional information, see Potential Payments Upon Termination or Change-in-Control, page 47.

The Compensation Committee believes that severance and change-in-control benefits are important for attracting and retaining executive talent and help to ensure that executive officers can remain focused during periods of uncertainty and neutralize the potential conflict of our key executives when faced with a potential change-in-control. These are particularly important in an environment where merger and acquisition activity is high. The severance benefit to our CEO upon non-renewal of his employment agreement is provided for by such agreement. We believe that our change in control benefits are consistent with those maintained by comparable companies.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the materials under the caption “Compensation Discussion and Analysis” included in the Company’s Annual Report on Form 10-K/A and in the Company’s proxy statement with the management of the Company. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that such Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2008 and in the Company’s proxy statement.

The Compensation Committee

Richard C. Berke, Chairperson

Jack Futterman

Lewis D. Schiliro

The foregoing Report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Executive Compensation Tables

The following table sets forth the compensation paid by us for services rendered during the fiscal years ended June 30, 2007 and June 30, 2008 to or for the accounts of our named executive officers:

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Bonus		Stock Awards (2)		Option Awards (3)		Non-equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compen- sation (6)	Total
Irwin D. Simon	2008	$1,325,000	$4,000,000	(1)	$333,334	(4)	$249,999	(4)	$1,400,000	—	$72,620	$7,380,953
President, Chief Executive Officer and Chairman of the Board	2007	$1,250,000	—		—		$48,000		$2,500,000	—	$79,925	$3,877,925
Ira J. Lamel	2008	$525,000	—		$99,997		$100,000		$390,000	—	$25,388	$1,140,385
Executive Vice President, Chief Financial Officer, Treasurer and Secretary	2007	$500,000	$500,000		—		—		—	—	$21,875	$1,021,875
John Carroll	2008	$470,000	—		$41,665		$31,250		$450,000	—	$16,361	$1,009,276
Executive Vice President and Chief Executive Officer—Hain Celestial United States	2007	$410,000	$410,000		—		—		—	—	$12,506	$832,506
Michael J. Speiller	2008	$266,667	—	(5)	$75,875		__		__	__	$11,475	$354,017
Vice President and Chief Accounting Officer

(1)	The $4,000,000 shown in the fiscal year 2008 Bonus column for Mr. Simon represents the cash portion of the determination by the Board of Directors that Mr. Simon should receive the equivalent of the Black Scholes value of the ungranted options described in footnote (4) below. It does not represent either a discretionary or performance-based bonus award. For more information, see “Grant to Mr. Simon” in the Compensation Discussion and Analysis, page 40.
(2)	Stock awards for fiscal year 2008 include the dollar amount recognized for financial statement reporting purposes with respect to such fiscal year, in accordance with SFAS No. 123(R). Please see Note 14 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 for more information.
(3)	Option awards for fiscal year 2008 includes the dollar amount recognized for financial statement reporting purposes with respect to such fiscal year, in accordance with SFAS No. 123(R). For additional information on the assumptions made in the valuation for the current year awards reflected in this column, please see Note 14 to the Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2008 for more information.
(4)	Pursuant to Mr. Simon’s employment agreement, Mr. Simon was entitled to receive 300,000 options on each of July 1, 2005, 2006 and 2007, but these options were never granted. The ungranted options to Mr. Simon have been previously disclosed in filings since 2006. On April 1, 2008, the Board determined that Mr. Simon should receive the equivalent of the Black-Scholes value of the 900,000 options as of April 1, 2008, had they been granted on July 1, 2005, 2006 and 2007 pursuant to Mr. Simon’s employment agreement, aggregating $12 million in total value. Such amount has been split equally such that (a) 472,671 stock options were granted at an exercise price of $30.35 per share (equal to the closing market price on April 1, 2008) with a 7-year term that will vest annually over 4 years, (b) 131,796 shares of restricted stock were granted that will vest annually over 3 years and (c) a cash payment of $4 million was made.
(5)	Mr. Speiller was appointed as an executive officer on April 1, 2008. Because Mr. Speiller was not an executive officer at the beginning of fiscal year 2008, the Compensation Committee did not adopt performance measures for Mr. Speiller or review his compensation for fiscal year 2008. Mr. Speiller’s offer letter, signed in connection with his previous position as Vice President—Finance, provides for a bonus of up to 40% of his annual base salary. Mr. Speiller’s bonus for fiscal year 2008 under that offer letter has not yet been determined.

(6)	The table below details the components of this column:

Name	Year	401(k) Plan Match (1)	Unused Vacation (2)	Life Insurance Premiums (3)	Car Allowance		Supplemental Medical Benefit Premiums (4)	Perquisites(5)	Total
Irwin D. Simon	2008	$2,325	$20,349	$3,394	—		$29,340	$17,212	$72,620
	2007	$2,250	$28,792	$3,394	—		$29,775	$15,714	$79,925
Ira J. Lamel	2008	$3,075	—	—	—		—	$22,313	$25,388
	2007	$3,000	—	—	$5,400	(6)	—	$13,475	$21,875
John Carroll	2008	$2,325	—	—	—		—	$14,036	$16,361
	2007	$2,250	—	—	$7,000	(6)	—	$3,256	$12,506
Michael J. Speiller	2008	$3,075	—	—	$8,400		—	—	$11,475

(1)	The Company’s 401(k) match is calculated based upon the plan year, which is a calendar year. The amounts provided for each of the above named executive officers represent a matching contribution by the Company on behalf of such officer under the Company’s 401(k) Plan for the 2007 plan year (January 1, 2007 through December 31, 2007). The Company’s matching contribution has not yet been determined for the 2008 plan year.
(2)	Represents an amount paid by the Company to Mr. Simon for his unused vacation days during the 2007 and 2008 calendar years pursuant to the terms of his employment agreement.
(3)	Represents an amount paid by the Company to Mr. Simon as reimbursement for 25% of the total premium for his life insurance policy pursuant to the terms of his employment agreement.
(4)	Represents premiums paid during the fiscal year ended June 30, 2008 on behalf of Irwin Simon for a supplemental medical benefits plan which reimburses Mr. Simon and his dependents for any out-of-pocket medical expenses not covered by the Company’s employee health benefit plans.
(5)	Represents the incremental cost to the Company in connection with its providing each of the above named executive officers with the use of a Company owned vehicle.
(6)	Represents amounts paid to Mr. Lamel (for four months) and Mr. Carroll (for ten months) for car allowances prior to the date on which each were provided with the use of a Company owned vehicle. See footnote (5) above.

2008 Grants of Plan-Based Awards

Grants of Plan-Based Awards

Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)

Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Irwin D. Simon	10/01/07	$662,500	$1,325,000	$2,650,000
Ira J. Lamel	10/01/07	$262,500	$525,000	$525,000
John Carroll	10/01/07	$235,000	$470,000	$470,000

(1)	For more information, see Annual Cash Incentives in the Compensation Discussion and Analysis, page 36.

Outstanding Equity Awards at Fiscal 2008 Year End

The table below shows each grant of stock options that is still unexercised and outstanding as of June 30, 2008.

2008 Outstanding Equity Awards at Fiscal 2008 Year End

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Options Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Irwin D. Simon	300,000				$19.5625		5/18/09	—		—	—	—
	600,000				$36.69	(1)	7/31/10	—		—	—	—
	300,000				$25.40	(1)	7/11/11	—		—	—	—
	300,000				$14.25		7/22/12	—		—	—	—
	300,000				$16.24		5/13/13	—		—	—	—
	300,000				$16.53		7/30/14	—		—	—	—
	—	472,671	(2)		$30.35		4/01/15	131,796		$3,094,570	—	—
Ira J. Lamel	125,000				$18.06		10/01/11	—		—	—	—
	75,000				$14.80	(1)	8/13/12	—		—	—	—
	100,000				$16.01		8/05/14	—		—	—	—
	—	59,084	(3)		$30.35		4/01/15	16,474		$386,810
John Carroll	100,000				$16.01		8/05/14
	—	59,084	(3)		$30.35		4/01/15	16,474		$386,810	—	—
Michael J. Speiller	—	—			—		—	7,000	(4)	$164,360	—	—

(1)	The exercise prices of these grants to Mr. Simon and Mr. Lamel have been amended as the result of the review of stock option practices by a group of independent directors. Original exercise prices were as follows: to Mr. Simon 600,000 at $26.625 expiring on July 31, 2010 and 300,000 at $21.40 expiring on July 11, 2011; and to Mr. Lamel 75,000 at $12.13 expiring on August 12, 2012.
(2)

Pursuant to Mr. Simon’s employment agreement, Mr. Simon was entitled to receive 300,000 options on each of July 1, 2005, 2006 and 2007, but these options were never granted. The ungranted options to Mr. Simon have been previously disclosed in filings since 2006. On April 1, 2008, the Board determined that Mr. Simon should receive the equivalent of the Black-Scholes value of the 900,000 options as of April 1, 2008, had they been granted on July 1, 2005, 2006 and 2007 pursuant to Mr. Simon’s employment agreement, aggregating $12 million in total value. Such amount has been split equally such that (a) 472,671 stock options were granted at an exercise price of $30.35 per share (equal to the closing market price on April 1, 2008) with a 7-year term that will vest annually over 4 years, (b) 131,796 shares of restricted stock were granted that will vest annually over 3 years and (c) a cash payment of $4 million was made. The stock options vest in four equal installments on April 1st of 2009, 2010, 2011 and 2012. The restricted stock will vest in three equal installments on April 1st of 2009, 2010 and 2011. In connection with this determination by the Board, Mr. Simon recommended, and the Board agreed, that the equity components of the award would vest under the same terms as awards to other executives and employees at that time, including potential forfeiture should Mr. Simon decide to leave his position with the Company by virtue of his own decision, despite the provision in Mr. Simon’s employment agreement that called for immediate vesting upon grant. The granting of these awards to Mr. Simon had been deferred due in part the lack of available shares and in part pending the completion of a study on the appropriate manner of settling these awards.

(3)

On April 1, 2008, the Board determined that Mr. Lamel and Mr. Carroll should each receive an equity grant with a value of $1 million on the date of grant, to be paid 50% in stock options with a 7-year term that will vest annually over 4 years and 50% in restricted stock that will vest annually over 3 years. Each of Mr. Lamel and Mr. Carroll were granted 59,084 stock options at an exercise price of $30.35 per share (equal to the closing market price on April 1, 2008) with a 7-year term that will vest in four equal installments on April 1st of 2009, 2010, 2011 and 2012, and 16,474 shares of restricted stock that will vest in three equal installments on April 1st of 2009, 2010 and 2011.

(4)

In connection with Mr. Speiller’s appointment as Vice President and Chief Accounting Officer, he was granted 7,000 shares of restricted stock that will vest annually over 3 years, in three equal installments on April 1st of 2009, 2010 and 2011.

Fiscal 2008 Option Exercises and Stock Vested

Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting
Irwin D. Simon	125,000	$3,440,938	—	—
Ira J. Lamel	—	—	—	—
John Carroll	—	—	—	—
Michael J. Speiller	—	—	—	—

(1)	Represents the aggregate value realized with respect to all options exercised during the fiscal year ended June 30, 2008. The value realized in connection with each option exercise is calculated as the difference between the per share exercise price of the option and the closing price of the Company’s common stock on the date of exercise, multiplied by the number of shares of common stock for which such option was exercised on that date.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are disclosed on page 10. See “The Compensation Committee.” None of the Compensation Committee members has any relationship required to be disclosed under this caption pursuant to the rules of the SEC.

Potential Payments upon Termination or Change-in-Control

We believe that severance and change-in-control benefits are important for attracting and retaining executive talent and help to ensure that executive officers can remain focused during periods of uncertainty and neutralize the potential conflict of our key executives when faced with a potential change-in-control. These are particularly important in an environment where merger and acquisition activity is high. We believe that our change-in-control benefits are consistent with those maintained by comparable companies.

Irwin D. Simon

In the event that Mr. Simon is terminated without cause or he resigns for good reason, which will include resignation upon a change of control, he will be entitled to: (i) any base salary earned, but unpaid, for services rendered to the Company prior to the date of termination; (ii) three years’ annual salary and three years’ average annual bonus paid to Mr. Simon over the two immediately preceding fiscal years; (iii) all options and other stock awards previously granted, but unvested, shall become fully vested and he will be entitled to the Black-Scholes value of all options contemplated but not yet granted pursuant to the employment agreement and (iv) to continue participation in all of the Company’s medical, dental and vision plans until the third anniversary of his termination. If any payments or benefits to be provided to Mr. Simon in connection with a change in control are subject to the excise tax imposed under Section 4999 of the United States Internal Revenue Code, Mr. Simon is entitled to an additional “gross-up” payment so that the net amount retained by Mr. Simon is equal to such payments and benefits. If Mr. Simon’s employment had terminated on June 30, 2008, without cause or he resigns for good reason or due to a change in control, Mr. Simon would be entitled to severance and other benefits having a value of approximately $11,440,971. Pursuant to Mr. Simon’s employment agreement: (i) a “termination without cause” means any termination of Mr. Simon’s employment other than a termination for cause (termination due to conviction of a felony or crime of moral turpitude or a willful and continued failure to perform material duties) or termination due to disability; (ii) a “termination for good reason” means a termination of his employment by Mr. Simon following a diminution of his position, duties and responsibilities, the removal of Mr. Simon from, or failure to re-elect Mr. Simon as, the Chairman of the Board or as CEO, a reduction in his base salary or a change in control of the Company.

In the event that Mr. Simon’s employment terminates due to death or disability he will be entitled to: (i) any base salary earned, but unpaid, for services rendered to the Company prior to the date of termination; (ii) two years’ annual salary and two years’ average annual bonus paid to Mr. Simon over the two immediately preceding fiscal years; (iii) all options and other stock awards previously granted, but unvested, shall become fully vested and (iv) to continue participation (or his dependents in the case of his death) in all of the Company’s medical, dental and vision plans until the second anniversary of his termination. If Mr. Simon’s employment were to terminate due to his death or disability, Mr. Simon currently would be entitled to severance having a value of approximately $6,856,000.

In the event that Mr. Simon’s employment terminates for cause or not for good reason he will be entitled to any base salary earned, but unpaid, for services rendered to the Company prior to the date of termination, and any amounts which are vested at the time of termination.

If Mr. Simon’s contract is not renewed at the end of its term, Mr. Simon will be entitled to: (i) any base salary earned, but unpaid, for services rendered to the Company prior to the date of termination; (ii) three years’ annual salary and three years’ average annual bonus paid to Mr. Simon over the two immediately preceding fiscal years; (iii) all options and other stock awards previously granted, but unvested, shall become fully vested and (iv) to continue participation in all of the Company’s medical, dental and vision plans until the third anniversary of his termination. In this instance, Mr. Simon would be entitled to receive approximately $10,284,000.

Mr. Simon has also agreed not to compete with us for a period of three years following the termination of his employment and has agreed to customary provisions regarding confidentiality and proprietary rights.

Other Named Executive Officers

We have entered into change of control agreements with Mr. Lamel and Mr. Carroll that provide that in the event that, following a change of control of the Company, the surviving corporation takes certain actions, including a termination without cause, diminution in duties, reduction in base salary or certain benefits, or forced relocation, within thirteen months following the change of control, such employee will be entitled to terminate his employment and receive, at the executive’s discretion, either a lump sum payment or salary continuation of: (i) three times the highest annual base salary paid to such executive during the thirty-six month period immediately preceding the month in which the change in control occurs; (ii) three times the highest annual bonus paid to such executive during the thirty-six month period immediately preceding the month in which the change in control occurs; (iii) all unpaid accrued vacation through the date of termination; (iv) up to three years’ benefits continuation; (v) immediate vesting of all outstanding options and reimbursement of certain tax obligations; (vi) the automobile allowance and other automobile benefits the Executive was receiving immediately prior to the change in control for a period of twelve months following the date of termination and (vii) the cost of outplacement services. We have also entered into a change of control agreement with Mr. Speiller, which is substantially the same as the change of control agreements with Messrs. Lamel and Carroll, except that the change of control agreement with Mr. Speiller provides for a payment of one times his annual base salary and annual bonus and up to one year of benefits continuation, rather than three. In addition, our restricted stock agreements (including those with Messrs. Lamel, Carroll and Speiller) provide for immediate vesting of such stock grants upon a change in control. Unless another time period is provided, all payments provided herein shall be made no later than the fifteenth day following the date of termination.

If any payments or benefits to be provided to Messrs. Lamel, Carroll or Speiller in connection with a change in control are subject to the excise tax imposed under Section 4999 of the United States Internal Revenue Code, they are entitled to an additional “gross-up” payment so that the net amount retained by them is equal to such payments and benefits.

If Mr. Lamel’s employment had terminated on June 30, 2008 in accordance with the change in control agreement, Mr. Lamel would have been entitled to severance having a value of approximately $3,152,040. If Mr. Carroll’s employment had terminated on June 30, 2008 in accordance with the change in control agreement, Mr. Carroll would have been entitled to severance having a value of approximately $2,807,410. If Mr. Speiller’s employment had terminated on June 30, 2008 in accordance with his offer letter, Mr. Speiller would have been entitled to severance having a value of approximately $395,736. The amounts in the three preceding sentences do not include the cost of outplacement services or any unpaid accrued vacation.

OWNERSHIP OF COMMON STOCK BY

MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of February 10, 2009 for (1) each of our directors and each of our executive officers, (2) each person who is known by us to beneficially own more than five percent of the outstanding shares of our Common Stock and (3) all of our directors and executive officers as a group. The information set forth below us based upon information supplied or confirmed by the named individuals.

	Number of Shares	Percentage of Common Stock
Irwin D. Simon (1) (2)	2,811,141	6.9%
Barry J. Alperin (2) (3)	33,000	*
Richard C. Berke (2) (4)	2,860	*
Beth L. Bronner (2) (5)	90,000	*
Jack Futterman (2) (6)	134,500	*
Daniel R. Glickman (2) (7)	58,000	*
Marina Hahn (2) (8)	120,854	*
Andrew R. Heyer (2) (9)	349,266	*
Roger Meltzer (2) (10)	83,000	*
Lewis D. Schiliro (2) (3)	33,000	*
Lawrence S. Zilavy (2) (3)	33,000	*
Ira J. Lamel (11)	331,245	*
John Carroll (12)	131,245	*
Michael Speiller (13)	7,000	*
Blackrock, Inc. and its affiliates (14)	3,109,590	7.7%
Dimensional Fund Advisors LP (15)	2,707,078	6.7%
Franklin Resources, Inc. (16)	2,580,550	6.4%
Dimorphandra S.L. (17)	2,195,440	5.5%
Barclays Global Investors, NA (18)	2,807,180	6.94%
All directors and executive officers as a group (fourteen persons) (19)	4,218,111	10.4%

*	Indicates less than 1%.
(1)	Includes 2,218,168 shares of common stock issuable to Mr. Simon upon the exercise of options and 131,796 shares of restricted common stock granted under our 1994 Long Term Incentive and Stock Award Plan or our 2002 Long Term Incentive and Stock Award Plan (together, the “Incentive Plans”). Also includes 17,500 currently-exercisable options to purchase shares of the Company’s common stock that were granted to Mr. Simon’s wife under the Incentive Plans, as to which Mr. Simon disclaims beneficial ownership. Mr. Simon is our President, Chief Executive Officer and Chairman of the Board of Directors.
(2)	Director of The Hain Celestial Group, Inc.
(3)	Includes 30,500 shares of common stock issuable upon the exercise of options granted under our 2000 Directors Stock Option Plan and 2,500 shares of restricted common stock granted under our Amended and Restated 2002 Long Term Incentive and Stock Award Plan (the “2002 Plan”).
(4)	Includes 2,500 shares of restricted common stock granted under our 2002 Plan and 360 shares held indirectly by Mr. Berke’s spouse as UTMA custodian for a minor child.
(5)	Includes 71,000 shares of common stock issuable upon the exercise of options granted under our 1996 Directors Stock Option Plan or our 2000 Directors Stock Option Plan (together, the “Directors Plans”) and 2,500 shares of restricted common stock granted under our 2002 Plan.
(6)	Includes 106,000 shares of common stock issuable upon the exercise of options granted under our Directors Plans and 2,500 shares of restricted common stock granted under our 2002 Plan.
(7)	Includes 55,500 shares of common stock issuable upon exercise of options granted under our Directors Plans and 2,500 shares of restricted common stock granted under our 2002 Plan.

(8)	Includes 100,500 shares of common stock issuable upon exercise of options granted under our Directors Plans, 10,120 shares of common stock issuable upon the exercise of options assumed upon consummation of our merger with Celestial Seasonings, Inc. (“Celestial”) in May 2000 and 2,500 shares of restricted common stock granted under our 2002 Plan.
(9)	Includes 96,000 shares of common stock issuable upon the exercise of options granted under our Directors Plans, 50,000 shares held indirectly through a charitable foundation and 2,500 shares of restricted common stock granted under our 2002 Plan.
(10)	Includes 80,500 shares of common stock issuable upon the exercise of options granted under our Directors Plans and 2,500 shares of restricted common stock granted under our 2002 Plan.
(11)	Includes 314,771 shares of common stock issuable upon exercise of options granted under the Incentive Plans and 16,474 shares of restricted common stock granted under our 2002 Plan.
(12)	Includes 114,771 shares of common stock issuable upon the exercise of options granted under our Incentive Plans and 16,474 shares of restricted common stock granted under our 2002 Plan.
(13)	Includes 7,000 shares of restricted common stock granted under our 2002 Plan.
(14)	As of December 31, 2008, BlackRock, Inc. and its affiliates (“Blackrock”), had shared voting and dispositive power over 3,109,590 shares, according to a Schedule 13G/A filed by Blackrock on February 10, 2009. The Schedule 13G/A states that Blackrock’s address is 40 East 52nd Street, New York, NY 10022.
(15)	As of December 31, 2007, Dimensional Fund Advisors LP (“DFA”), an investment advisor, had sole voting power over 2,642,387 shares and dispositive power over 2,707,078 shares, according to a Schedule 13G/A filed by DFA on February 9, 2009. The Schedule 13G/A states that DFA’s address is Palisadaes West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(16)	As of December 31, 2008, Franklin Resources, Inc. and its affiliates (“FRI”), had sole voting power over 2,580,550 shares, according to a Schedule 13G filed by FRI on February 6, 2009. The Schedule 13G states that FRI’s address is One Franklin Parkway, San Mateo, CA 94403-1906.
(17)	As of October 19, 2007, Dimorphandra S.L. had sole voting authority and sole dispositive power over 2,195,440 shares, according to a Schedule 13G filed by Dimorphandra S.L. on October 31, 2007. The Schedule 13G states that Dimorphandra’s address is Ingeniero Lafarga 2, 03002 Alicante, Spain.
(18)	As of December 31, 2008, Barclays Global Investors, NA and its affiliates (“Barclays”) had sole voting power over 2,169,577 shares and sole dispositive power over 2,807,180 shares, according to a Schedule 13G filed by Barclays on February 10, 2009. The Schedule 13G states that Barclays’ address is 400 Howard Street, San Francisco, CA 94105.
(19)	Includes 2,665,210 shares issuable upon the exercise of options granted under the Incentive Plans, 10,120 shares issuable upon the exercise of options granted under Celestial plans assumed in connection with the merger with Celestial, 50,000 shares held indirectly by Mr. Heyer through a charitable foundation and 601,000 shares issuable upon the exercise of options granted under our Directors Plans. See Notes 1 through 13 above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of beneficial ownership and changes in such ownership with the SEC. Executive officers, directors and greater than 10% stockholders are also required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, the Company believes that all Section 16(a) filing requirements were met during the fiscal year ended June 30, 2008, except for: (i) one late filing by each of Barry J. Alperin, Roger Meltzer and Lawrence S. Zilavy relating to the amendment of the exercise price of certain outstanding options, which in this instance the Company had undertaken to file on the directors behalf and which was accepted for filing by the SEC’s EDGAR system at the beginning of the day immediately following the due date; (ii) one late filing by Marina Hahn relating to one option exercise transaction; (iii) one late filing by Beth Bronner disclosing an option grant that was not previously disclosed although the exercise of such option and sale of the underlying securities had been disclosed in a Form 4 dated May 15, 2007; and (iv) one late filing by Irwin Simon relating to his indirect interest in stock options granted to his spouse (as to which Mr. Simon disclaims beneficial ownership).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Meltzer, who is nominated for re-election as a director, is a partner at the law firm DLA Piper LLP (US). DLA Piper LLP (US) acts as our regular outside counsel. In addition, Mr. Meltzer’s son is one of our employees. He is paid at a competitive rate with employees serving other companies in a comparable position.

In addition, Mr. Simon’s spouse has been the Director of International Sales of the Company since September 1996. She is paid at a competitive rate with employees serving other companies in a comparable position. Mr. Simon’s brother-in-law currently serves as Vice President – Asian Business Development and Corporate Services and previously served as the Company’s Vice President-Purchasing and Procurement since June 2000. He further served as the Company’s representative in our joint venture relationship with Yeo Hiap Seng Limited. He earned $170,196 in salary, a car allowance of $8,400 and $33,500 in bonus during the fiscal year ended June 30, 2008, and participates in the Company’s benefit programs. On April 1, 2008, he also was granted 5,000 shares of restricted stock, which had a grant date value of approximately $151,750.

We entered into an agreement with an affiliate of Mr. Heyer, one of our directors, which will allow us to use and occupy certain office space in New York City on a year-to-year basis for $115,000 per year, plus reimbursement for our actual use of the utilities.

A purported shareholder derivative action was filed against the Company (solely as a nominal defendant) and certain current and former officers and directors on September 21, 2006 in the Supreme Court of the State of New York, County of Suffolk, alleging breaches of fiduciary duties and unjust enrichment in connection with the Company’s past stock option practices. The plaintiff seeks unspecified damages, disgorgement of options, attorneys’ fees and expenses, and other unspecified equitable relief from the defendants. A second purported shareholder derivative action was filed on October 31, 2006 in the same court, against substantially the same defendants and containing substantially the same allegations, adding a claim of breach of fiduciary duty. The two actions were consolidated by a Court Order dated March 3, 2008. On June 15, 2007 the Company announced that it had been informed by the SEC that it was conducting an inquiry into its stock option practices. The Company is cooperating with the SEC’s investigation. Pursuant to the indemnification provisions contained in our by-laws, we are paying the expenses (including legal fees) incurred by certain current and former officers and directors in connection with these matters.

Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors has adopted a written policy for approval of transactions between the Company and its directors, director nominees, executive officers and greater than five percent beneficial owners and their respective family members, where the amount involved in the transaction exceeds or is expected to exceed $120,000 in a single fiscal year. This policy is incorporated within the Audit Committee charter and provides that the Audit Committee shall review and approve all such transactions.

OTHER MATTERS

The Company’s management is not aware of any other matters that will come before the Annual Meeting. However, if any other matters requiring a vote of stockholders arise, including any question as to an adjournment of the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS AND OTHER COMMUNICATIONS

Stockholder proposals intended to be included in the Proxy Statement relating to our 2009 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”) must be in writing addressed to the Corporate Secretary of the Company and delivered to the Corporate Secretary at our principal executive offices, no later than June 29, 2009, and must otherwise comply with Rule 14a-8.

Should a stockholder proposal be brought before the 2009 Annual Meeting, regardless of whether it is included in our proxy materials, our management proxy holders will be authorized by our proxy form to vote for or against the proposal, in their discretion, if we do not receive notice of the proposal, addressed to the Corporate Secretary at our principal executive offices, prior to the close of business on September 17, 2009.

For all other stockholder communications with the Board of Directors or a particular director, a stockholder may send a letter to our principal office, at 58 South Service Road, Melville, NY 11747, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” The letter must identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board of Directors or just certain specified individual directors.

Investors may obtain a copy of Hain Celestial’s 2008 Annual Report on Form 10-K at no charge by contacting Vice President of Corporate Relations, The Hain Celestial Group, Inc., 58 South Service Road, Melville, NY 11747.

HOUSEHOLDING

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, multiple stockholders who share the same last name and address will receive only one copy of the annual proxy materials, unless they notify us that they wish to continue receiving multiple copies. We have undertaken householding to reduce our printing costs and postage fees.

If you wish to opt-out of householding and receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials, which typically are mailed in the beginning of November of each year, by notifying us in writing at: 58 South Service Road, Melville, NY 11747, Attention: Corporate Secretary. You also may request additional copies of the proxy materials by notifying us in writing at the same address or calling our Vice President of Corporate Relations at (631) 730-2460 or submitting such request via e-mail to investorrelations@hain-celestial.com.

If you share an address with another stockholder and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address.

By order of the Board of Directors,

Ira J. Lamel

Corporate Secretary

Dated: February 18, 2009

Your vote is important. If you do not expect to be present at the meeting and wish your stock to be voted, please sign and date the enclosed proxy and mail it promptly in the enclosed reply envelope or, if you are a beneficial owner of shares held in “street name,” you may vote by telephone or via the Internet.

Annex A

THE HAIN CELESTIAL GROUP, INC.

2000 DIRECTORS STOCK PLAN

(As Amended and Restated Effective             )

1. PURPOSE. The purpose of this Plan is to advance the interests of The Hain Celestial Group, Inc., a Delaware corporation, by providing an additional incentive to attract and retain nonemployee directors through the encouragement of stock ownership in the Company by such persons.

2. DEFINITIONS. As used herein, the following terms shall have the meaning indicated:

(a) “Award” means any Option or Share Award granted under the Plan.

(b) “Board” shall mean the Company’s Board of Directors.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Common Stock” shall mean the Common Stock, par value $.01 per share, of the Company.

(e) “Company” shall refer to The Hain Celestial Group, Inc., a Delaware corporation.

(f) “Director” shall mean a member of the Board.

(g) “Dividend Equivalent” means a right, granted under Section 9(c), to receive cash, Shares, or other property equal in value to dividends paid with respect to a specified number of Shares. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis.

(h) “Eligible Director” means any person who is a member of the Board and who is not an employee, full time or part time, of the Company or a Subsidiary.

(i) “Fair Market Value” of a share of Common Stock on any day means: (i) if the principal market for the Common Stock is a national securities exchange or the Nasdaq National Market System, the closing sales price of the Common Stock on such day as reported by such exchange or market system, or on a consolidated tape reflecting transactions on such exchange or market system, or (ii) if the principal market for the Common Stock is not a national securities exchange or the Nasdaq National Market System, and the Common Stock is quoted on the National Association of Securities Dealers Automated Quotations System, the mean between the closing bid and the closing asked prices for the Common Stock on such day as quoted on such system, or (iii) if the principal market for the Common Stock is not a national securities exchange or the Nasdaq National Market System, and the Common Stock is not quoted on the National Association of Securities Dealers Automated Quotations System, the mean between the highest bid and lowest asked prices for the Common Stock on such day as reported by the National Quotation Bureau, Inc., or (iv) in the absence of the Common Stock being subject to Section 2(i)(i) through (iii) of this Plan, the Fair Market Value shall be determined by the Board in good faith and subject to the requirements of Section 409A of the Code.

(j) “Option” shall mean any stock option granted under this Plan.

(k) “Option Agreement” means the agreement between the Company and the Optionee to evidence the grant of an Option.

(l) “Optionee” shall mean a person to whom a stock option is granted under this plan or any person who succeeds to the rights of such person under this Plan by reason of the death of such person.

(m) “Plan” shall mean this Directors Stock Plan for the Company.

(n) “Restricted Shares” means an Award of Shares under Section 9(a) that may be subject to certain restrictions and to a risk of forfeiture.

(o) “Restricted Share Unit” means a right, granted under Section 9(b), to receive Shares or cash at the end of a specified deferral period.

(p) “Share(s)” shall mean a share or shares of the Common Stock.

(q) “Share Award” means an Award of a Restricted Share, Restricted Share Unit or Dividend Equivalent pursuant to Section 9.

(r) “Subsidiary” means (i) any corporation of which the securities have a majority of the ordinary voting power in electing the Board (other than as a result of a default) are owned, at the time as of which any determination is being made, by the Company either directly or through one or more Subsidiaries, (ii) a partnership in which the Company or a Subsidiary of the Company is, at the time as of which any determination is being made, a general partner or (iii) any other Person (other than a corporation or a partnership) in which the Company either directly or through one or more Subsidiaries, at the time as of which any determination is being made, has (x) at least a majority ownership interest or (y) the power to elect or direct the election of the directors or other governing body of such Person.

3. SHARES AND OPTIONS. Subject to Section 9 of this Plan, there shall be reserved for issuance as Awards pursuant to the Plan an aggregate of up to 950,000 Shares from authorized and unissued Shares or treasury Shares including Shares acquired by purchase in the open market or other transactions. If any Award granted under the Plan shall terminate, expire, be canceled, surrendered or settled in cash, the Shares reserved for issuance under such Award shall be available for future grants under the Plan.

4. GRANTS OF OPTIONS.

(a) Discretionary Grants. The Board is authorized, in its discretion, to grant additional Options to Eligible Directors. The date of grant, date first exercisable, number of shares of Common Stock which may be purchased on exercise and the exercise price of the Options shall be determined by the Board, in its discretion. Grants of Options under this paragraph (a) need not be uniform to all Eligible Directors.

(b) Option Agreement. Upon the grant of each Option, the Company and the Eligible Director shall enter into an Option Agreement, which shall specify the grant date and the exercise price and shall include or incorporate by reference the substance of this Plan and such other provisions consistent with this Plan as the Board may determine.

5. OPTION EXERCISE PRICE. The exercise price per Share of any Option shall be the Fair Market Value of the Shares underlying such Option on the date such Option is granted.

6. EXERCISE OF OPTIONS. An option shall be deemed exercised when (a) the Company has received written notice of such exercise in accordance with the terms of the Option, (b) full payment has been made of the aggregate exercise price of the Shares as to which the Option is exercised, and (c) arrangements for the Optionee’s payment to the Company of the amount, if any, that is necessary for the Company to withhold in accordance with applicable tax withholding requirements. The exercise price of any Shares purchased shall be paid in cash, by certified or official bank check or personal check, by money order, with Shares, any other legally permissible means approved by the Board, or by a combination of the above. If the exercise price is paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value on the date the Option is exercised. No Optionee shall be deemed to be a holder of any Shares subject to an Option unless or until a stock certificate or certificates for such Shares are issued to such person(s) under the terms of the Plan.

7. EXERCISE SCHEDULE FOR OPTIONS. Options granted under Section 4 shall be exercisable as set forth in the individual Option Agreements; provided, however that the maximum expiration date of an Option shall be seven (7) years from the date of grant of the Option.

8. TERMINATION OF OPTION PERIOD. The unexercised portion of any Option shall automatically and without notice terminate and become null and void prior to the expiration date specified in Section 7 hereof at the time of the earliest to occur of the following:

(a) three (3) months after the date on which the Optionee ceases to be a Director for any reason other than by reason of (i) Cause which, for purposes of this Plan, shall mean the removal of the Optionee as a Director by reason of any act of (A) fraud or intentional misrepresentation, or (B) embezzlement, misappropriation, or conversion of assets or opportunities of the Company or any Subsidiary, or (ii) death;

(b) immediately upon the removal of the Optionee as a Director for Cause;

(c) one year after the date the Optionee ceases to be a Director by reason of death of the Optionee.

9. SHARE AWARDS

(a) Restricted Shares. The Board is authorized to grant Restricted Shares to Eligible Directors on the following terms and conditions:

(i) Issuance and Restrictions. Restricted Shares shall be subject to such restrictions on transferability and other restrictions, if any, as the Board may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Board), in such installments, or otherwise, as the Board may determine. Except to the extent restricted under the agreement relating to the Restricted Shares, an Eligible Director granted Restricted Shares shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Shares and the right to receive dividends thereon. If the lapse of restrictions is conditioned on the achievement of performance criteria, the Board shall select the criterion or criteria in its discretion.

(ii) Forfeiture. Except as otherwise determined by the Board, at the date of grant or thereafter, upon termination of service during the applicable restriction period, Restricted Shares and any accrued but unpaid dividends or Dividend Equivalents that are at that time subject to restrictions shall be forfeited; provided, however, that the Board may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specified causes, and the Board may in other cases waive in whole or in part the forfeiture of Restricted Shares.

(iii) Certificates for Shares. Restricted Shares granted under the Plan may be evidenced in such manner as the Board shall determine. If certificates representing Restricted Shares are registered in the name of the Eligible Director, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and the Company shall retain physical possession of the certificate.

(iv) Dividends. Dividends paid on Restricted Shares shall be either paid at the dividend payment date, or deferred for payment to such date as determined by the Board, in cash or in unrestricted Shares having a Fair Market Value equal to the amount of such dividends. Shares distributed in connection with a Share split or dividend in Shares, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property has been distributed.

(b) Restricted Share Units. The Board is authorized to grant Restricted Share Units to Eligible Directors, subject to the following terms and conditions:

(i) Award and Restrictions. Delivery of Shares or cash, as the case may be, will occur upon expiration of the deferral period specified for Restricted Share Units by the Board (or, if permitted by the Board, and in accordance with provisions compliant with Section 409A of the Code, as elected by the Eligible Director). In addition, Restricted Share Units shall be subject to such restrictions as the Board may impose, if any (including, without limitation, the achievement of performance criteria if deemed appropriate by the Board), at the date of grant or thereafter, which restrictions may lapse at the expiration of the deferral period or at earlier or later specified times, separately or in combination, in installments or otherwise, as the Board may determine. If the lapse of restrictions is conditioned on the achievement of performance criteria, the Board shall select the criterion or criteria.

(ii) Forfeiture. Except as otherwise determined by the Board at date of grant or thereafter, upon termination of service as a Director during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award agreement evidencing the Restricted Share Units), or upon failure to satisfy any other conditions precedent to the delivery of Shares or cash to which such Restricted Share Units relate, all Restricted Share Units that are at that time subject to deferral or restriction shall be forfeited; provided, however, that the Board may provide, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Share Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Board may in other cases waive in whole or in part the forfeiture of Restricted Share Units.

(c) Dividend Equivalents. The Board is authorized to grant Dividend Equivalents to Eligible Directors. The Board may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, or other investment vehicles as the Board may specify; provided, however, that Dividend Equivalents (other than freestanding Dividend Equivalents) shall be subject to all conditions and restrictions of the underlying Awards to which they relate.

10. ADJUSTMENT OF SHARES.

(a) In the event of any recapitalization, reclassification, split-up or consolidation of Shares of Common Stock, separation (including a spin-off), dividend on Shares of Common Stock payable in capital stock, or other similar change in capitalization of the Company or a merger or consolidation of the Company or sale by the Company of all or a portion of its assets or other similar event, the Board shall make such appropriate adjustments to Awards, including the exercise prices of Options, including Options then outstanding, in the number and kind of securities, cash or other property which may be issued pursuant to Awards under the Plan, including Awards then outstanding, and in the number of Shares of Common Stock with respect to which Awards may be granted (in the aggregate and to individual participants) as the Board deems equitable with a view toward maintaining the proportionate interest of the Directors and preserving the value of the Awards.

(b) No fractional Shares of Common Stock shall be issued. In lieu thereof, the cash value of such fraction shall be paid.

(c) Without limiting the generality of the foregoing, the existence of outstanding Awards granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (i) any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business; (ii) any merger or consolidation of the Company; (iii) any issue by the Company of debt securities, or preferred or preference stock that would rank above the Shares subject to outstanding Awards; (iv) the dissolution or liquidation of the Company; (v) the sale, transfer or assignment of all or any part of the assets or business of the Company; or (vi) any other corporate act or proceeding, whether of a similar character or otherwise.

11. TRANSFERABILITY OF AWARDS. Unless otherwise determined by the Board, each Award shall provide that such Award shall not be transferable other than by will or the laws of descent and distribution, and each Option shall be exercisable during the Optionee’s lifetime only by the Optionee.

12. ISSUANCE OF SHARES. The Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under the Plan and any agreement evidencing the terms of an Award, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares under any Award until completion of such stock exchange or market system listing or registration or qualification of such Shares or other required action under any state or federal law, rule or regulation as the Company may consider appropriate, and may require any Eligible Director to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. No provisions of the Plan shall be interpreted or construed to obligate the Company to register any Shares under federal, state or foreign law. The Shares issued under the Plan may be subject to such other restrictions on transfer as determined by the Board.

13. ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The determination of the Board in the administration of the Plan, as described herein, shall be final and conclusive and binding upon all persons including, without limitation, the Company, its stockholders and persons granted Awards under the Plan.

14. INTERPRETATION. If any provision of the Plan should be held invalid or illegal for any reason, such determination shall not affect the remaining provisions hereof, but instead the Plan shall be construed and enforced as if such provision had never been included in the Plan. The determination and the interpretation and construction of any provision of the Plan by the Board shall be final and conclusive. This Plan shall be governed by the laws of the State of Delaware. Headings contained in this Plan are for convenience only and shall in no manner be construed as part of the Plan. Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

15. TERM OF PLAN, AMENDMENT AND TERMINATION OF THE PLAN.

(a) This Plan shall become effective upon its approval by the stockholders, and shall continue in effect until all Awards granted hereunder have expired or been exercised, unless sooner terminated under the provisions relating thereto.

(b) The Plan has been adopted by the Board and presented to, and approved by the Company’s stockholders, by vote of a majority of such stockholders present or represented at a meeting duly held. The amendment and restatement of this Plan to permit Share Awards is subject to stockholder approval. Share Awards may not be granted until such approval is obtained.

(c) The Board may from time to time amend the Plan without further approval of the Company’s stockholders, except where such approval is required by any law or regulation or any stock exchange or automated quotation system rule; provided, however, that, except to the extent specifically permitted under the Plan or any agreement evidencing an Award, no amendment of the Plan issued hereunder shall substantially impair any Award previously granted to any Eligible Director without the consent of such Eligible Director.

(d) The Board, without further approval of the Company’s stockholders, may at any time terminate or suspend this Plan. Any such termination or suspension of the Plan shall not affect Awards already granted and such Awards shall remain in full force and effect as if the Plan had not been terminated or suspended. No Award may be granted while the Plan is suspended or after it is terminated. Except as may be required to comply with

Section 409A of the Code, and except to the extent specifically permitted under the Plan or any agreement evidencing an Award, the rights and obligations under any Award granted to any Eligible Director while the Plan is in effect shall not be altered or impaired by the suspension or termination of the Plan without the consent of such Eligible Director.

16. RESERVATION OF SHARES. The Company, during the term of the Plan, will at all times reserve and keep available a number of Shares as shall be sufficient to satisfy the requirements of the Plan.

17. SECTION 409A. It is intended that the Plan and Awards issued thereunder will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Awards are subject thereto, and the Plan and such Awards shall be interpreted on a basis consistent with such intent. The Plan and any Award agreements issued thereunder may be amended in any respect deemed by the Board to be necessary in order to preserve compliance with Section 409A of the Code.

Annex B

THE HAIN CELESTIAL GROUP, INC.

AMENDED AND RESTATED

2002 LONG TERM INCENTIVE AND STOCK AWARD PLAN

1. Purposes.

The purposes of the Amended and Restated 2002 Long Term Incentive and Stock Award Plan are to advance the interests of The Hain Celestial Group, Inc. and its stockholders by providing a means to attract, retain, and motivate employees, consultants and directors of the Company upon whose judgment, initiative and efforts the continued success, growth and development of the Company is dependent.

2. Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Affiliate” means any entity other than the Company and its Subsidiaries that is designated by the Board or the Committee as a participating employer under the Plan; provided, however, that the Company directly or indirectly owns at least 50% of the combined voting power of all classes of stock of such entity or at least 50% of the ownership interests in such entity.

(b) “Award” means any Option, SAR, Restricted Share, Restricted Share Unit, Performance Share, Performance Unit, Dividend Equivalent, or Other Share-Based Award granted to an Eligible Person under the Plan.

(c) “Award Agreement” means any written agreement, contract, or other instrument or document evidencing an Award.

(d) “Beneficiary” means the person, persons, trust or trusts which have been designated by an Eligible Person in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under this Plan upon the death of the Eligible Person, or, if there is no designated Beneficiary or surviving designated Beneficiary, then the person, persons, trust or trusts entitled by will or the laws of descent and distribution to receive such benefits.

(e) “Board” means the Board of Directors of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

(g) “Committee” means the Compensation Committee of the Board, or such other Board committee (which may include the entire Board) as may be designated by the Board to administer the Plan; provided, however, that, unless otherwise determined by the Board, the Committee shall consist of two or more directors of the Company, each of whom is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, to the extent applicable, and each of whom is an “outside director” within the meaning of Section 162(m) of the Code, to the extent applicable; provided, further, that the mere fact that the Committee shall fail to qualify under either of the foregoing requirements shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan.

(h) “Company” means The Hain Celestial Group, Inc., a corporation organized under the laws of Delaware, or any successor corporation.

(i) “Director” means a member of the Board who is not an employee of the Company, a Subsidiary or an Affiliate.

(j) “Dividend Equivalent” means a right, granted under Section 5(g), to receive cash, Shares, or other property equal in value to dividends paid with respect to a specified number of Shares. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis.

(k) “Eligible Person” means (i) an employee of the Company, a Subsidiary or an Affiliate, including any director who is an employee, (ii) a consultant to the Company or (iii) a Director.

(1) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and regulations thereunder.

(m) “Fair Market Value” means, with respect to Shares or other property, the fair market value of such Shares or other property determined by such methods or procedures as shall be established from time to time by the Committee. If the Shares are listed on any established stock exchange or a national market system, unless otherwise determined by the Committee in good faith, the Fair Market Value of Shares shall mean the closing price on the date of the grant (or, if the Shares were not traded on that day, the next preceding day that the Shares are traded) on the principal exchange or market system on which the Shares are traded, as such prices are officially quoted on such exchange.

(n) “ISO” means any Option intended to be and designated as an incentive stock option within the meaning of Section 422 of the Code.

(o) “NQSO” means any Option that is not an ISO.

(p) “Option” means a right, granted under Section 5(b), to purchase Shares.

(q) “Other Share-Based Award” means a right, granted under Section 5(h), that relates to or is valued by reference to Shares.

(r) “Participant” means an Eligible Person who has been granted an Award under the Plan.

(s) “Performance Share” means a performance share granted under Section 5(f).

(t) “Performance Unit” means a performance unit granted under Section 5(f).

(u) “Plan” means this Amended and Restated 2002 Long Term Incentive and Stock Award Plan.

(v) “Restricted Shares” means an Award of Shares under Section 5(d) that may be subject to certain restrictions and to a risk of forfeiture.

(w) “Restricted Share Unit” means a right, granted under Section 5(e), to receive Shares or cash at the end of a specified deferral period.

(x) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to the Plan and Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

(y) “SAR” or “Share Appreciation Right” means the right, granted under Section 5(c), to be paid an amount measured by the difference between the exercise price of the right and the Fair Market Value of Shares on the date of exercise of the right, with payment to be made in cash, Shares, or property as specified in the Award or determined by the Committee.

(z) “Shares” means common stock, $.01 par value per share, of the Company.

(aa) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns shares possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee, and the Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of the Plan:

(i) to select Eligible Persons to whom Awards may be granted;

(ii) to designate Affiliates;

(iii) to determine the type or types of Awards to be granted to each Eligible Person;

(iv) to determine the type and number of Awards to be granted, the number of Shares to which an Award may relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an Award, and waiver or accelerations thereof, and waivers of performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(v) to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, exchanged, or surrendered;

(vi) to determine whether, to what extent, and under what circumstances cash, Shares, other Awards, or other property payable with respect to an Award will be deferred either automatically, at the election of the Committee, or at the election of the Eligible Person;

(vii) to prescribe the form of each Award Agreement, which need not be identical for each Eligible Person;

(viii) to adopt, amend, suspend, waive, and rescind such rules and regulations and appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(ix) to correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan and any Award, rules and regulations, Award Agreement, or other instrument hereunder;

(x) to accelerate the exercisability or vesting of all or any portion of any Award or to extend the period during which an Award is exercisable;

(xi) to determine whether uncertificated Shares may be used in satisfying Awards and otherwise in connection with the Plan; and

(xii) to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

(b) Manner of Exercise of Committee Authority. The Committee shall have sole discretion in exercising its authority under the Plan. Any action of the Committee with respect to the Plan shall be final, conclusive, and binding on all persons, including the Company, Subsidiaries, Affiliates, Eligible Persons, any person claiming any rights under the Plan from or through any Eligible Person, and stockholders. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Committee may delegate to other members of the Board or officers or managers of the Company or any Subsidiary or Affiliate the authority, subject to such terms as the Committee shall determine, to perform administrative functions and, with respect to Awards granted to persons not subject to Section 16 of the Exchange Act, to perform such other functions as the Committee may determine, to the extent permitted under Rule 16b-3 (if applicable) and applicable law.

(c) Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any Subsidiary or Affiliate, the Company’s independent certified public accountants, or other professional retained by the Company to assist in the administration of the Plan. No member of the Committee, and no officer or employee of the Company acting on behalf of the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Committee and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination, or interpretation.

(d) Limitation on Committee’s Discretion. Anything in this Plan to the contrary notwithstanding, in the case of any Award which is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) (4)(C) of the Code, if the Award Agreement so provides, the Committee shall have no discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as such performance-based compensation.

4. Shares Subject to the Plan.

(a) Subject to adjustment as provided in Section 4(d) hereof, the total number of Shares reserved for issuance in connection with Awards under the Plan shall be 6,650,000. Each Share subject to an Award (other than an Option or SAR) shall count as 2.4 Shares for the purposes of the limit set forth in the preceding sentence. No Award may be granted if the number of Shares to which such Award relates, when added to the number of Shares previously issued under the Plan, exceeds the number of Shares reserved under the preceding sentence. If any Awards are forfeited, canceled, terminated, exchanged or surrendered or such Award is settled in cash or otherwise terminates without a distribution of Shares to the Participant, any Shares counted against the number of Shares reserved and available under the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, termination, cancellation, exchange or surrender, again be available for Awards under the Plan. Upon the exercise of any Award granted in tandem with any other Awards, such related Awards shall be canceled to the extent of the number of Shares as to which the Award is exercised.

(b) Notwithstanding anything to the contrary: (i) shares tendered in payment of the exercise price of an Option shall not be added to the maximum share limitations described in Section 4(a) above; (ii) shares withheld by the Company to satisfy the tax withholding obligation shall not be added to the maximum share limitations described in Section 4(a) above; and (iii) all shares covered by a SAR, to the extent that it is exercised and whether or not the Shares are actually issued to the Participant upon exercise of the right, shall be considered issued or transferred pursuant to the Plan.

(c) Subject to adjustment as provided in Section 4(d) hereof and notwithstanding anything to the contrary contained herein, the maximum number of Shares (i) with respect to which Options or SARs may be granted during a calendar year to any Eligible Person under this Plan shall be 1,000,000 Shares, and (ii) with respect to Performance Shares, Performance Units, Restricted Shares or Restricted Share Units intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code shall be the equivalent of 800,000 Shares during a calendar year to any Eligible Person under this Plan.

(d) In the event that the Committee shall determine that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Eligible Persons under the Plan, then the Committee shall make such equitable changes or adjustments as it deems appropriate and, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares which may thereafter be issued under the Plan, (ii) the number and kind of shares, other securities or other consideration issued or issuable in respect of outstanding Awards, and (iii) the exercise price, grant price, or purchase price relating to any Award; provided, however, in each case that, with respect to ISOs, such adjustment shall be made in accordance with Section 424(a) of the Code, unless the Committee determines otherwise. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria and performance objectives, if any, included in, Awards in recognition of unusual or non-recurring events (including, without limitation, events described in the preceding sentence) affecting the Company or any Subsidiary or Affiliate or the financial statements of the Company or any Subsidiary or Affiliate, or in response to changes in applicable laws, regulations, or accounting principles; provided, however, that, if an Award Agreement specifically so provides, the Committee shall not have discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

(e) Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or treasury Shares including Shares acquired by purchase in the open market or in private transactions.

5. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 5. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 7(d)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms regarding forfeiture of Awards or continued exercisability of Awards in the event of termination of service by the Eligible Person.

(b) Options. The Committee is authorized to grant Options, which may be NQSOs or ISOs, to Eligible Persons on the following terms and conditions:

(i) Exercise Price. The exercise price per Share purchasable under an Option shall not be less than the Fair Market Value of the Shares on the date such Option is granted.

(ii) Option Term. The term of each Option shall be a maximum of seven (7) years from the date of grant of the Option.

(iii) Time and Method of Exercise. The Committee shall determine at the date of grant or thereafter the time or times at which an Option may be exercised in whole or in part (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), the methods by which such exercise price may be paid or deemed to be paid (including, without limitation, broker-assisted exercise arrangements), the form of such payment (including, without limitation, cash,

Shares, or other property), and the methods by which Shares will be delivered or deemed to be delivered to Eligible Persons.

(iv) ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, including but not limited to the requirement that the ISO shall be granted within ten years from the earlier of the date of adoption or stockholder approval of the Plan. ISOs may only be granted to employees of the Company or a Subsidiary.

(c) SARs. The Committee is authorized to grant SARs (Share Appreciation Rights) to Eligible Persons on the following terms and conditions:

(i) Right to Payment. A SAR shall confer on the Eligible Person to whom it is granted a right to receive with respect to each Share subject thereto, upon exercise thereof, the excess of (1) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine in the case of any such right, the Fair Market Value of one Share at any time during a specified period before or after the date of exercise) over (2) the exercise price per Share of the SAR on the date of grant of the SAR, which shall not be less than Fair Market Value (which in the case of a SAR granted in tandem with an Option, shall be equal to the exercise price of the underlying Option).

(ii) SAR Term. The term of each SAR shall be a maximum of seven (7) years from the date of grant of the SAR.

(iii) Other Terms. The Committee shall determine, at the time of grant or thereafter, the time or times at which a SAR may be exercised in whole or in part, the method of exercise, method of settlement, form of consideration payable in settlement, method by which Shares will be delivered or deemed to be delivered to Eligible Persons, whether or not a SAR shall be in tandem with any other Award, and any other terms and conditions of any SAR. Unless the Committee determines otherwise, a SAR (1) granted in tandem with an NQSO may be granted at the time of grant of the related NQSO or at any time thereafter and (2) granted in tandem with an ISO may only be granted at the time of grant of the related ISO.

(d) Restricted Shares. The Committee is authorized to grant Restricted Shares to Eligible Persons on the following terms and conditions:

(i) Issuance and Restrictions. Restricted Shares shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant or thereafter, which restrictions may lapse separately or in combination at such times, under such circumstances (including, without limitation, upon achievement of performance criteria if deemed appropriate by the Committee), in such installments, or otherwise, as the Committee may determine. Except to the extent restricted under the Award Agreement relating to the Restricted Shares, an Eligible Person granted Restricted Shares shall have all of the rights of a stockholder including, without limitation, the right to vote Restricted Shares and the right to receive dividends thereon. If the lapse of restrictions is conditioned on the achievement of performance criteria, the Committee shall select the criterion or criteria from the list of criteria set forth in Section 5(f)(i). The Committee must certify in writing prior to the lapse of restrictions conditioned on achievement of performance criteria that such performance criteria were in fact satisfied.

(ii) Forfeiture. Except as otherwise determined by the Committee, at the date of grant or thereafter, upon termination of service during the applicable restriction period, Restricted Shares and any accrued but unpaid dividends or Dividend Equivalents that are at that time subject to restrictions shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Shares will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Shares.

(iii) Certificates for Shares. Restricted Shares granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Eligible Person, such certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and the Company shall retain physical possession of the certificate.

(iv) Dividends. Dividends paid on Restricted Shares shall be either paid at the dividend payment date, or deferred for payment to such date as determined by the Committee, in cash or in unrestricted Shares having a Fair Market Value equal to the amount of such dividends. Shares distributed in connection with a Share split or dividend in Shares, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Shares or other property has been distributed.

(e) Restricted Share Units. The Committee is authorized to grant Restricted Share Units to Eligible Persons, subject to the following terms and conditions:

(i) Award and Restrictions. Delivery of Shares or cash, as the case may be, will occur upon expiration of the deferral period specified for Restricted Share Units by the Committee (or, if permitted by the Committee, as elected by the Eligible Person). In addition, Restricted Share Units shall be subject to such restrictions as the Committee may impose, if any (including, without limitation, the achievement of performance criteria if deemed appropriate by the Committee), at the date of grant or thereafter, which restrictions may lapse at the expiration of the deferral period or at earlier or later specified times, separately or in combination, in installments or otherwise, as the Committee may determine. If the lapse of restrictions is conditioned on the achievement of performance criteria, the Committee shall select the criterion or criteria from the list of criteria set forth in Section 5(f)(i). The Committee must certify in writing prior to the lapse of restrictions conditioned on the achievement of performance criteria that such performance criteria were in fact satisfied.

(ii) Forfeiture. Except as otherwise determined by the Committee at date of grant or thereafter, upon termination of service (as determined under criteria established by the Committee) during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the Restricted Share Units), or upon failure to satisfy any other conditions precedent to the delivery of Shares or cash to which such Restricted Share Units relate, all Restricted Share Units that are at that time subject to deferral or restriction shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Share Units will be waived in whole or in part in the event of termination resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Share Units.

(f) Performance Shares and Performance Units. The Committee is authorized to grant Performance Shares or Performance Units or both to Eligible Persons on the following terms and conditions:

(i) Performance Period. The Committee shall determine a performance period (the “Performance Period”) of one or more years and shall determine the performance objectives for grants of Performance Shares and Performance Units. Performance objectives may vary from Eligible Person to Eligible Person and shall be based upon one or more of the following performance criteria as the Committee may deem appropriate: appreciation in value of the Shares; total stockholder return; earnings per share; operating income; net income; pretax earnings; pretax earnings before interest, depreciation and amortization; pro forma net income; return on equity; return on designated assets; return on capital; economic value added; earnings; revenues; expenses; operating profit margin; operating cash flow; free cash flow; cash flow return on investment; operating margin; net profit margin. The performance objectives may be determined by reference to the performance of the Company, or of a Subsidiary or Affiliate, or of a division or unit of any of the foregoing. Performance Periods may overlap and Eligible Persons may participate simultaneously with respect to Performance Shares and Performance Units for which different Performance Periods are prescribed.

(ii) Award Value. At the beginning of a Performance Period, the Committee shall determine for each Eligible Person or group of Eligible Persons with respect to that Performance Period the range of number of Shares, if any, in the case of Performance Shares, and the range of dollar values, if any, in the case of Performance Units, which may be fixed or may vary in accordance with such performance or other criteria specified by the Committee, which shall be paid to an Eligible Person as an Award if the relevant measure of Company performance for the Performance Period is met. The Committee must certify in writing that the applicable performance criteria were satisfied prior to payment under any Performance Shares or Performance Units.

(iii) Significant Events. If during the course of a Performance Period there shall occur significant events as determined by the Committee which the Committee expects to have a substantial effect on a performance objective during such period, the Committee may revise such objective; provided, however, that, if an Award Agreement so provides, the Committee shall not have any discretion to increase the amount of compensation payable under the Award to the extent such an increase would cause the Award to lose its qualification as performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the regulations thereunder.

(iv) Forfeiture. Except as otherwise determined by the Committee, at the date of grant or thereafter, upon termination of service during the applicable Performance Period, Performance Shares and Performance Units for which the Performance Period was prescribed shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in an individual case, that restrictions or forfeiture conditions relating to Performance Shares and Performance Units will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Performance Shares and Performance Units.

(v) Payment. Each Performance Share or Performance Unit may be paid in whole Shares, or cash, or a combination of Shares and cash either as a lump sum payment or in installments, all as the Committee shall determine, at the time of grant of the Performance Share or Performance Unit or otherwise, commencing as soon as practicable after the end of the relevant Performance Period. The Committee must certify in writing prior to the payment of any Performance Share or Performance Unit that the performance objectives and any other material terms were in fact satisfied.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Eligible Persons. The Committee may provide, at the date of grant or thereafter, that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares, or other investment vehicles as the Committee may specify; provided, however, that Dividend Equivalents (other than freestanding Dividend Equivalents) shall be subject to all conditions and restrictions of the underlying Awards to which they relate.

(h) Other Share-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including, without limitation, unrestricted shares awarded purely as a “bonus” and not subject to any restrictions or conditions, other rights convertible or exchangeable into Shares, purchase rights for Shares, Awards with value and payment contingent upon performance of the Company or any other factors designated by the Committee, and Awards valued by reference to the performance of specified Subsidiaries or Affiliates. The Committee shall determine the terms and conditions of such Awards at date of grant or thereafter. Shares delivered pursuant to an Award in the nature of a purchase right granted under this Section 5(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Shares, notes or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, shall also be authorized pursuant to this Section 5(h).

6. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, and Tandem. Awards granted under the Plan may, in the discretion of the Committee, be granted to Eligible Persons either alone or in addition to, in tandem with, any other Award granted under the Plan or any award granted under any other plan or agreement of the Company, any Subsidiary or Affiliate.

(b) Substitute Awards in Transactions. Nothing contained in the Plan shall be construed to limit the right of the Committee to grant Awards under the Plan in connection with the acquisition, whether by purchase, merger, consolidation or other transaction, of the business or assets of any corporation or other entity. Without limiting the foregoing, the Committee may grant Awards under the Plan to an employee or director of another corporation or other entity who becomes an Eligible Person by reason of any such transaction in substitution for awards previously granted by such corporation or entity to such employee or director. The terms and conditions of the substitute Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose.

(c) Term of Awards. The term of each Award granted to an Eligible Person shall be for such period as may be determined by the Committee; provided, however, that in no event shall the term of any ISO or a SAR granted in tandem therewith exceed a period of seven years from the date of its grant (or such shorter period as may be applicable under Section 422 of the Code).

(d) Repricing Prohibited. Subject to the anti-dilution adjustment provisions contained in Section 4(d) hereof, without the prior approval of the Company’s stockholders, neither the Committee nor the Board shall cause the cancellation, substitution or amendment of an Option that would have the effect of reducing the exercise price of an Option previously granted under the Plan, or otherwise approve any modification to an Option that would be treated as a “repricing” of such Option under any then applicable rules, regulations or listing requirements.

(e) Form of Payment Under Awards. Subject to the terms of the Plan and any applicable Award Agreement, payments to be made by the Company or a Subsidiary or Affiliate upon the grant, maturation, or exercise of an Award may be made in such forms as the Committee shall determine at the date of grant or thereafter, including, without limitation, cash, Shares, notes or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The Committee may make rules relating to installment or deferred payments with respect to Awards, including the rate of interest to be credited with respect to such payments, subject to applicable law.

(f) Nontransferability. Awards shall not be transferable by an Eligible Person except by will or the laws of descent and distribution (except pursuant to a Beneficiary designation) and shall be exercisable during the lifetime of an Eligible Person only by such Eligible Person or his guardian or legal representative. An Eligible Person’s rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the Eligible Person’s creditors.

(g) Noncompetition. The Committee may, by way of the Award Agreements or otherwise, establish such other terms, conditions, restrictions and/or limitations, if any, of any Award, provided they are not inconsistent with the Plan, including, without limitation, the requirement that the Participant not engage in competition with the Company.

7. General Provisions.

(a) Compliance with Legal and Trading Requirements. The Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under the Plan and any Award Agreement, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares under any Award until completion of such stock exchange or market system listing or registration or qualification of such Shares or other required action under any state or federal law, rule or regulation as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations. No provisions of the Plan shall be interpreted or construed to obligate the Company to register any Shares under federal, state or foreign law. The Shares issued under the Plan may be subject to such other restrictions on transfer as determined by the Committee.

(b) No Right to Continued Employment or Service. Neither the Plan nor any action taken thereunder shall be construed as giving any employee, consultant, or director the right to be retained in the employ or service of the Company or any of its Subsidiaries or Affiliates, nor shall it interfere in any way with the right of the Company or any of its Subsidiaries or Affiliates to terminate any employee’s, consultant’s or director’s employment or service at any time.

(c) Taxes. The Company or any Subsidiary or Affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Shares, or any payroll or other payment to an Eligible Person, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Eligible Persons to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Shares or other property and to make cash payments in respect thereof in satisfaction of an Eligible Person’s tax obligations; provided, however, that the amount of tax withholding to be satisfied by withholding Shares shall be limited to the minimum amount of taxes, including employment taxes, required to be withheld under applicable Federal, state and local law.

(d) Amendment. The Board may at any time and from time to time and in any respect, amend or modify the Plan and any Award granted under the Plan. The Board may seek the approval of any amendment or modification by the Company’s stockholders to the extent it deems necessary or advisable in its discretion for purposes of compliance with Section 162(m) or Section 422 of the Code, the listing requirements of the applicable exchange or securities market or for any other purpose. Except as may be required to comply with Section 409A of the Code, no amendment or modification of the Plan or any Award shall adversely affect any Award theretofore granted without the consent of the Eligible Person or the permitted transferee of the Award.

(e) No Rights to Awards; No Stockholder Rights. No Eligible Person or employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons and employees. No Award shall confer on any Eligible Person any of the rights of a stockholder of the Company unless and until Shares are duly issued or transferred to the Eligible Person in accordance with the terms of the Award.

(f) Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares, other Awards, or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

(g) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(h) Not Compensation for Benefit Plans. No Award payable under this Plan shall be deemed salary or compensation for the purpose of computing benefits under any benefit plan or other arrangement of the Company for the benefit of its employees, consultants or directors unless the Company shall determine otherwise.

(i) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of such fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award Agreement shall be determined in accordance with the laws of New York without giving effect to principles of conflict of laws thereof.

(k) Effective Date; Plan Termination. The Plan shall become effective as of December 1, 2005 (the “Effective Date”). Notwithstanding the foregoing, the adoption of this Plan is expressly conditioned upon the approval of the stockholders of the Company. The Plan shall terminate as to future awards on the date which is ten (10) years after the Effective Date.

(l) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(m) Section 409A. It is intended that the Plan and Awards issued thereunder will comply with Section 409A of the Code (and any regulations and guidelines issued thereunder) to the extent the Awards are subject thereto, and the Plan and such Awards shall be interpreted on a basis consistent with such intent. The Plan and any Award Agreements issued thereunder may be amended in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with Section 409A of the Code.

THE HAIN CELESTIAL GROUP, INC.

This proxy is solicited on behalf of the Board of Directors of The Hain Celestial Group, Inc. (the “Company”). The undersigned hereby appoints Irwin D. Simon and Ira J. Lamel, or any of them, proxies, each with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of the Company on March 11, 2009 at 12:00 p.m., Eastern Time at the Company’s New Oxford Foods facility, 4870 York Road, New Oxford, PA 17350-9401, and any postponements or adjournments thereof (including any vote to postpone or adjourn the Annual Meeting of Stockholders), upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein. If no instruction is given the shares will be voted “FOR” items 1, 2, 3 and 6 below and “AGAINST” items 4 and 5 below, each of said items being more fully described in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which are hereby acknowledged.

The Board of Directors Recommends You Vote “FOR” items 1, 2, 3 and 6 below and “AGAINST” items 4 and 5 below

1.	Election of Directors

FOR all nominees listed below ☐ (except as marked to the contrary below)	WITHHOLD AUTHORITY ☐ to vote for all nominees listed below

(Instructions: to withhold authority to vote for an individual nominee, strike a line through the nominee’s name listed below.)

Irwin D. Simon, Barry J. Alperin, Richard C. Berke, Beth L. Bronner, Jack Futterman, Daniel R. Glickman, Marina Hahn, Andrew R. Heyer, Roger Meltzer, Lewis D. Schiliro and Lawrence S. Zilavy

2.	To approve the amendment of the 2000 Directors Stock Option Plan.

For ☐	Against ☐	Abstain ☐

3.	To approve the amendment of the Amended and Restated 2002 Long-Term Incentive and Stock Award Plan.

For ☐	Against ☐	Abstain ☐

4.	To approve the stockholder proposal regarding stockholder ratification of executive compensation.

For ☐	Against ☐	Abstain ☐

5.	To approve the stockholder proposal regarding reincorporation of the Company in North Dakota.

For ☐	Against ☐	Abstain ☐

6.	To ratify the appointment of Ernst & Young LLP, to act as registered independent accountants of the Company for the fiscal year ending June 30, 2009.

For ☐	Against ☐	Abstain ☐

(Proxy card)

In their discretion, the proxies named above are authorized to vote upon such other business as may properly come before the Annual Meeting of Stockholders or any postponements or adjournments thereof, including any vote to postpone or adjourn the Annual Meeting of Stockholders.

Please Complete All Information Below

Signature:

Signature:

Dated: , 2009
Please sign exactly as names appear hereon, indicating official position or representative capacity, if any. If shares are held jointly, both owners should sign.

(Proxy card)